UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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VOLCANO CORPORATION
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VOLCANO CORPORATION

3661 Valley Centre Drive, Suite 200

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 23, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Volcano Corporation, a Delaware corporation (or Volcano, the Company, us or we). The meeting will be held on Wednesday, May 23, 2012, at 8:00 a.m. local time at the offices of the Company, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130, for the following purposes:

1.	To elect the three directors named in the accompanying proxy statement to hold office until the 2015 Annual Meeting of Stockholders.

2.	To ratify, on an advisory basis, the appointment of Eric J. Topol, M.D. to our Board of Directors to fill a vacancy in Class I, to hold office until the 2013 annual meeting of stockholders.

3.	To ratify, on an advisory basis, the appointment of Leslie V. Norwalk to our Board of Directors to fill a vacancy in Class II, to hold office until the 2014 annual meeting of stockholders.

4.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of Volcano for its fiscal year ending December 31, 2012.

5.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement.

6.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the annual meeting is April 5, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders To Be Held on May 23, 2012.

The proxy statement and our annual report to stockholders

can be accessed electronically at http://www.volcanocorp.com.

By Order of the Board of Directors,

Sincerely

Darin M. Lippoldt

Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary

San Diego, California

April 13, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided or vote over the telephone or the internet as instructed in these materials. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card or voted via telephone or internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VOLCANO CORPORATION

3661 Valley Centre Drive, Suite 200

San Diego, CA 92130

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 23, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for our 2012 Annual Meeting of Stockholders to be held on Wednesday, May 23, 2012, at 8:00 a.m. local time at the offices of the Company, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our annual report to stockholders, are being distributed or made available to all stockholders of record entitled to vote at the annual meeting on April 5, 2012. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 13, 2012 to beneficial owners who owned our common stock at the close of business on April 5, 2012. Beneficial owners will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

We have elected to provide to each of our stockholders of record, as well as to those beneficial owners who have previously requested to receive paper copies of our proxy materials, paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 5, 2012 are entitled to vote at the annual meeting. On this record date, there were 53,226,589 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 5, 2012, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or you may vote by proxy. Whether or not you plan to attend the meeting, the Company urges you to vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 5, 2012, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 5, 2012.

Why did I receive in the mail a Notice regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy may be found in the Notice. Our beneficial owners may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A beneficial owner’s election to receive proxy materials by mail or electronically by email will remain in effect until such beneficial owner terminates such election.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

We are providing to each of our stockholders of record, as well as those beneficial owners who have previously requested to receive paper copies of our proxy materials, paper copies of the proxy materials instead of a Notice. If you are a beneficial owner and would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet, by following the applicable procedure below:

Beneficial Owners—If your shares are held in street name, you can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise, by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with this year’s annual meeting for beneficial owners but not for stockholders of record.

What am I voting on?

There are five matters scheduled for a vote:

Proposal 1—Election of the three directors named in this proxy statement to hold office until the 2015 Annual Meeting of Stockholders.

Proposal 2—Ratification, on an advisory basis, of the appointment of Eric J. Topol, M.D. to our Board of Directors to fill a vacancy in Class I, to hold office until the 2013 annual meeting of stockholders.

Proposal 3—Ratification, on an advisory basis, of the appointment of Leslie V. Norwalk to our Board of Directors to fill a vacancy in Class II, to hold office until the 2014 annual meeting of stockholders.

Proposal 4—Ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Proposal 5—Approval, on an advisory (nonbinding) basis, of the compensation of our named executive officers as disclosed in this proxy statement.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

How do I vote?

Proposal 1—You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.

Proposals 2, 3, 4 and 5—You may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or you may vote by proxy using the proxy card. Whether or not you plan to attend the meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

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In Person. To vote in person, come to the annual meeting and the Company will give you a ballot when you arrive. Even if you plan to attend the annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure your vote is counted.

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By Proxy Card or Voting Instruction Card. If you are a stockholder of record and you received printed proxy materials, you may submit your proxy by mail by completing, signing and dating your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing the proxy card or voting instruction card promptly in the enclosed envelope. If you provide specific voting instructions to the Company before the annual meeting, your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice or voting instructions from that organization rather than from us. Simply follow the instructions in the Notice or voting instructions to ensure that your vote is counted. The broker, bank or other agent holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Notice or voting instructions do not include telephone or Internet instructions, please complete and return your Notice or voting instructions promptly by mail. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the three nominees for director named in this proxy, “For” the ratification of the appointment of Dr. Topol and Ms. Norwalk, “For” the ratification of the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012, and “For” the approval of the compensation of our named executive officers as disclosed in this proxy statement. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Volcano will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may also solicit proxies in person, by telephone, or by other means of communication. Volcano may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or full set of proxy materials in the mail?

If you receive more than one Notice or paper copy of your proxy materials and proxy card your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice or proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker, bank or other agent.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card or voting instruction card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank, including, if permitted by such broker or bank, submitting another proxy by telephone or Internet after you have already provided an earlier proxy.

When are stockholder proposals due for next year’s annual meeting?

Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For such proposals to be included in our proxy materials relating to our 2013 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by December 14, 2012, to our Secretary at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. However, if our 2013 Annual Meeting of Stockholders is not held between April 23, 2013 and June 22, 2013, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.

Subject to further requirements described in our Bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must notify our Secretary, in writing, no sooner than January 23, 2013 (120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders) and no later than February 22, 2013 (90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders). However, if our 2013 Annual Meeting of Stockholders is not held between April 23, 2013 and July 22, 2013, to be timely, notice by the stockholder must be so received not earlier than the close of business on the 120th day prior to the 2013 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting of Stockholders or the tenth day following the day on which public announcement of the date of the 2013 Annual Meeting of Stockholders is first made. You should review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations. The chairman of the 2013 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withheld” votes with respect to Proposal 1, “For” and “Against” votes with respect to Proposals 2, 3, 4 and 5, abstentions and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), which may govern brokers or nominees holding shares of our stock, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and elections of directors, even if not contested.

How many votes are needed to approve each proposal?

Proposal 1—Election of directors. Each Director shall be elected by the vote of a majority of the votes cast with respect to the Director. A majority of the votes cast means that the number of shares voted “For” a Director exceeds the number of votes cast “Withheld” for that Director. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Proposal 2—Advisory vote to ratify appointment of Dr. Topol. This advisory proposal will be approved if a majority of the votes cast are voted in favor of the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal 3—Advisory vote to ratify appointment of Ms. Norwalk. This advisory proposal will be approved if a majority of the votes cast are voted in favor of the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal 4—Ratification of independent registered public accounting firm. This proposal must be approved by a majority of the votes cast. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal 5—Advisory vote on executive compensation. This advisory proposal will be approved if a majority votes cast are voted in favor of the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 53,226,589 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. If there is no quorum, the chairman of the meeting or holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. There are no family relationships, of first cousin or closer, among our directors and executive officers by blood, marriage, or adoption.

Our Board of Directors presently has ten members and there are no vacancies. There are currently three directors in Class III, the class of directors whose term of office expires at the 2012 annual meeting of stockholders, all of whom are standing for reelection—R. Scott Huennekens, Lesley H. Howe and Ronald A. Matricaria. Each of Mr. Huennekens, Mr. Howe and Mr. Matricaria is currently a member of our Board of Directors. If elected at the annual meeting, each of these nominees would serve until the 2015 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. Pursuant to our Stockholder Communication Policy, all nominees or directors standing for election at an annual meeting of stockholders are expected to attend such annual meeting to provide stockholders with an opportunity to address the respective nominees or directors in person. Other than two of our directors who were appointed in October 2011, all of our directors, R. Scott Huennekens, Michael J. Coyle, Kieran T. Gallahue, Lesley H. Howe, Alexis V. Lukianov, Ronald A. Matricaria, Roy T. Tanaka and John Onopchenko, attended the 2011 annual meeting of stockholders.

Directors are elected by a majority of the votes cast by the holders of outstanding shares of our stock entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee named herein will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Corporate Governance and Compliance Committee to recommend that person to continue to serve on the Board, as of the date of this proxy statement.

Class III Director Nominees for Election for a Three-Year Term Expiring at the 2015 Annual Meeting

R. Scott Huennekens

R. Scott Huennekens, age 47, has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2002. From January 2000 to March 2002, Mr. Huennekens served as the President and Chief Executive Officer of Digirad Corporation, a medical imaging company. In concluding that Mr. Huennekens should be nominated for re-election to serve as a Director, the Corporate Governance and Compliance Committee considered Mr. Huennekens’ management role at the Company over the past ten years, educational background, proven leadership abilities and operational and industry experience. Mr. Huennekens holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Harvard Business School.

Lesley H. Howe

Lesley H. Howe, age 67, has served as a member of our Board of Directors since October 2005. From December 2001 until May 2007, he served as Chief Executive Officer at Consumer Networks LLC, an Internet marketing and promotions company. Mr. Howe currently serves on the Boards of Directors of Jamba, Inc., an owner and operator of fresh juice and smoothie retail stores, P.F. Chang’s China Bistro, Inc., an owner and operator of restaurants and NuVasive, Inc., a medical technology company. From July 1967 to September 1997, Mr. Howe held several positions at KPMG Peat Marwick LLP, an international auditing and accounting firm, and served as area managing partner/managing partner of their Los Angeles office from May 1994 to September 1997. In concluding that Mr. Coyle should be nominated for re-election to serve as a Director, the Corporate Governance and Compliance Committee considered Mr. Howe’s eclectic professional background and extensive experience serving as a director on the boards of many prominent companies. Mr. Howe’s financial background, in terms of both his academic qualifications and his experience at KPMG Peat Marwick LLP, is especially valuable in his position as the chairman of the Audit Committee and qualifies him as an “audit committee financial expert.” Mr. Howe holds a B.S. in Accounting from the University of Arkansas and is a certified public accountant (inactive).

Ronald A. Matricaria

Ronald A. Matricaria, age 69, has served as a member of our Board of Directors since October 2005 and as our lead independent director and Chairman of the Board since January 1, 2009. He has over 35 years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company, Inc. From April 1993 to May 1999, he served as President and Chief Executive Officer of St. Jude Medical, Inc. and served as Chairman of the Board of Directors from January 1995 to December 2002. Prior to joining St. Jude Medical, Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc. His last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation, as well as President of its Medical Device Division. Mr. Matricaria currently serves on the boards of Life Technologies Corporation, a life sciences company, Phoenix Children’s Hospital, and as Chairman of the Board for Kinetic Concepts, Inc, a medical technology company. Mr. Matricaria holds a bachelor’s degree in pharmacy from Massachusetts College of Pharmacy, and was awarded an honorary Doctor of Science degree in pharmacy as well as honorary PharmD degree in recognition of his contributions to the practice of pharmacy. In concluding that Mr. Matricaria should be nominated for re-election to serve as a Director, the Corporate Governance and Compliance Committee considered Mr. Matricaria’s aforementioned leadership and extensive healthcare industry and board experience, as well as his educational background. Mr. Matricaria holds a bachelor’s degree from the Massachusetts College of Pharmacy and was awarded an honorary doctorate degree in Pharmacy in recognition of his contribution to the practice of pharmacy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Class I Directors Continuing in Office Until the 2013 Annual Meeting

Kieran T. Gallahue

Kieran T. Gallahue, age 48, has served as a member of our Board of Directors since July 2007. Since February 2011, Mr. Gallahue has served as Chairman and Chief Executive Officer of CareFusion Corporation, a publicly-traded, leading global medical technology company. From January 2008 to February 2011, Mr. Gallahue served as Chief Executive Officer and a director of ResMed Inc., a publicly-traded developer, manufacturer and marketer of products for the treatment of sleep-disordered breathing and other respiratory disorders. From September 2004 to February 2011, Mr. Gallahue also served as President (ResMed Global) of ResMed Inc. From January 2003 to September 2004, Mr. Gallahue served as President and Chief Operating Officer (ResMed Americas) of ResMed Inc. From 1997 to 2003, Mr. Gallahue served in various capacities with Nanogen, Inc., a DNA research and medical diagnostics company, including as President, Chief Financial Officer and Vice President of Strategic Marketing. Prior to 1997, he held a variety of sales, marketing and financial roles at Instrumentation Laboratory, Procter & Gamble and the General Electric Company. The Corporate Governance and Compliance Committee believes that Mr. Gallahue’s academic qualifications as well as his strong foundation, rich operational and industry experience, and in particular his extensive executive leadership positions with CareFusion and ResMed and Nanogen, all of which are particularly important as the Company continues to expand its business and operations, position him to make an effective contribution to the Board. Mr. Gallahue holds a B.S. from Rutgers University and an M.B.A. from Harvard Business School.

Alexis V. Lukianov

Alexis V. Lukianov, age 56, has served as a member of our Board of Directors since December 2007. Since July 1999, Mr. Lukianov has served NuVasive, Inc. as its President, Chief Executive Officer and a director, and since February 2004, Mr. Lukianov has served as Chairman of the Board and Chief Executive Officer of NuVasive, Inc. NuVasive, Inc. is a publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. From April 1996 to April 1997, Mr. Lukianov was a founder of and served as Chairman of the Board and Chief Executive Officer of BackCare Group, Inc., a spine physician practice management company. From January 1990 to October 1995, Mr. Lukianov held a variety of senior executive positions including President with Medtronic Sofamor Danek, Inc., a developer and manufacturer of medical devices to treat disorders of the cranium and spine, and a subsidiary of Medtronic, Inc., a publicly-traded medical technology company. Mr. Lukianov also serves on the boards of BIOCOM, Medical Device Manufacturers Association and Ophthonix, Inc., a privately-held company focused on vision correction technology. The Corporate Governance and Compliance Committee believes that Mr. Lukianov’s thirty years of experience with medical device companies, including his current role as the Chief Executive Officer of a publicly-traded medical device company, to be an invaluable asset to the Board as the Company continues to expand its business and operations and positions him to make an effective contribution to the Board.

John Onopchenko

John Onopchenko, age 53, rejoined our Board of Directors in June 2007. He is a founder and Managing Director of Synergy Life Science Partners, L.P., a venture capital firm. From 2000 to 2006, Mr. Onopchenko was Vice President, Venture Investments, with Johnson & Johnson Development Corporation, and served as a member of our Board of Directors from 2002 to 2006. From 1996 to 1999, he served as Vice President and a member of the Board of Directors of Advanced Sterilization Products, a division of Johnson & Johnson. Mr. Onopchenko serves on the boards of directors of various private companies in the healthcare and life sciences industry. The Corporate Governance and Compliance Committee believes that Mr. Onopchenko’s aforementioned professional experience in the healthcare and life science industry, as well as his academic background and ten years of experience with the Company as a member of the Company’s Board of Directors, provide additional context, historic knowledge and continuity to the Board and position him to continue to make an effective contribution to the Board. Mr. Onopchenko holds a masters degree in Business from the University of Chicago, Graduate School of Business and a B.S. from Ursinus College.

Eric J. Topol, M.D.

Eric J. Topol, M.D., age 57, has served as a member of our Board of Directors since October 2011, when he was appointed to fill a vacancy created by an action by the Board of Directors to increase the size of the Board of Directors. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Professor of Translational Genomics at the Scripps Research Institute, the Chief Academic Officer of Scripps Health, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol served on the Scientific Advisory Board of Cardionet, Inc., and currently serves on the Board of Directors of DexCom, Inc., a wireless health technology company and Sotera Wireless, Inc., a privately held company. Since April 2009, he has served as the Vice-Chairman and Founding Board Member of the Gary and

Mary West Wireless Health Institute. The Corporate Governance and Compliance Committee believes, that as a practicing cardiologist and academic and thought leader in cardiology, Dr. Topol is uniquely situated to provide the Board with guidance on our technology, clinical and market development and that these attributives will allow him to make an effective contribution to the Board. Dr. Topol holds a B.A. from the University of Virginia and an M.D. from the University of Rochester.

Class II Directors Continuing in Office Until the 2014 Annual Meeting

Michael J. Coyle

Michael J. Coyle, age 49, has served as a member of our Board of Directors since April 2009. Since December 2009, he has served as Executive Vice President and Group President of the Cardiac and Vascular Group for Medtronic, Inc., a medical device company specializing in the development, manufacturing and global sales of cardiovascular devices. From 2001 through December 31, 2007, he was president of the Cardiac Rhythm Management Division of St. Jude Medical, Inc., a medical device company specializing in the development and manufacturing of cardiovascular devices. Mr. Coyle joined St. Jude Medical as director of Business Development in 1994 and was appointed president of the Daig Division, a specialty catheter business, in 1997. Previously, Mr. Coyle spent nine years in business and technical management positions in the medical device and pharmaceutical divisions of Eli Lilly & Company. Mr. Coyle was a director of VNUS Medical Technologies, Inc., a publicly traded medical device company, from 1995 to 2009. The Corporate Governance and Compliance Committee believes that Mr. Coyle’s senior management experience in both public and private companies in the medical device industry, his understanding of international operations and his academic qualifications position him to make an effective contribution to the Board. Mr. Coyle holds a B.S. in Chemical Engineering from Case Western Reserve University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Leslie V. Norwalk

Leslie V. Norwalk, age 46, has served as a member of our Board of Directors since October 2011, when she was appointed to fill a vacancy created by an action by the Board of Directors to increase the size of the Board of Directors. Since 2007, she has served as Strategic Counsel to Epstein Becker & Green, P.C., a law firm, and two consulting agencies: EBG Advisors and National Health Advisors. She also is a principal in Norwalk & Associates, a law firm. Ms. Norwalk serves as an advisor to three private equity firms—Warburg Pincus, Ferrer Freeman & Company, and Enhanced Equity Fund—and sits on the boards of directors of multiple private entities. Ms. Norwalk served the George W. Bush Administration as the Acting Administrator for the Centers for Medicare & Medicaid Services (CMS) where she managed the day-to-day operations of Medicare, Medicaid, State Child Health Insurance Programs, the survey and certification of health care facilities, and other federal health care initiatives. For four years prior to that, she was the agency’s Deputy Administrator, responsible for the implementation of the hundreds of changes made under the Medicare Modernization Act, including the Medicare Prescription Drug Benefit. Prior to serving the Bush Administration, she practiced law in the Washington, D.C., office of Epstein Becker & Green, P.C., where she advised clients on a variety of health policy matters. She also served in the first Bush Administration in the White House Office of Presidential Personnel, and the Office of the U.S. Trade Representative. The Corporate Governance and Compliance Committee believes that Ms. Norwalk’s experiences, particularly in key roles at CMS, and her deep knowledge of healthcare policy and compliance position her to make an effective contribution to the Board. Ms. Norwalk earned a J.D. degree from the George Mason University School of Law and a bachelor’s degree in economics and international relations from Wellesley College.

Roy T. Tanaka

Roy T. Tanaka, age 64, has served as a member of our Board of Directors since April 2009. From 2004 through 2008, Mr. Tanaka served as the Worldwide President of Biosense Webster, Inc. for Johnson & Johnson. Mr. Tanaka joined Johnson & Johnson as the U.S. President of Biosense Webster, Inc. in 1997. From 1992 to

1997, he served in a variety of senior management positions at Sorin Biomedical, Inc., including President and Chief Executive Officer. From 1989 to 1992, Mr. Tanaka served in Vice President roles with Shiley, a division of Pfizer, Inc. Mr. Tanaka has been a director of Tomotherapy, Inc., a publicly traded medical device company, since 2008. The Corporate Governance and Compliance Committee believes that Mr. Tanaka’s aforementioned professional and management experience within the life sciences industry, as well as his academic qualifications and his current service as a director of a publicly traded medical device company position him to make an effective contribution to the Board. Mr. Tanaka received a B.S. in Mechanical Engineering from Purdue University and an M.B.A. from Illinois Benedictine College.

PROPOSAL 2 & PROPOSAL 3

RATIFICATION OF APPOINTMENTS OF DIRECTOR

According to our bylaws, vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. At a regular meeting of the Board of Directors on October 24, 2011, the Board of Directors approved an increase to the total number of authorized directors to 10 directors and, upon the recommendation of the Corporate Governance and Compliance Committee, appointed Eric J. Topol, M.D. and Leslie V. Norwalk to the Board of Directors, effective October 24, 2011.

Because our Bylaws require that each of the three classes of directors be as near to equal in size as possible, the Board was unable to appoint both Dr. Topol and Ms. Norwalk to the class of the directors that is up for election at our 2012 annual meeting of stockholders. Dr. Topol was appointed to fill a vacancy in Class I, to hold office until the 2013 annual meeting of stockholders and Ms. Norwalk was appointed to fill a vacancy in Class II, to hold office until the 2014 annual meeting of stockholders, in each case until their successor is duly elected and qualified, or, if sooner, until their death, resignation or removal. However, the Corporate Governance and Compliance Committee and the full Board believe that, in keeping with our commitment to good corporate governance practices, it is appropriate for the appointment of these two directors to be ratified by the stockholders in an advisory manner at the first opportunity. Therefore, based on the recommendation of the Corporate Governance and Compliance Committee, on February 16, 2012, the Board of Directors adopted a resolution to have our stockholders vote, on an advisory basis, to ratify the appointments of Dr. Topol and Ms. Norwalk to the Board of Directors. If less than a majority of the votes cast at the 2012 annual meeting of stockholders approve the ratification of either appointment the Chairman of the Board will request that such Director submit his or her resignation from the Board of Directors for consideration. In that situation, the Corporate Governance and Compliance Committee has been tasked with considering such resignation and making a recommendation to the whole Board of Directors as to whether to accept or reject such resignation. If the Board of Directors accepts such resignation, the resigning Director will no longer be a member of our Board of Directors and the Board of Directors may appoint a replacement to fill the vacancy or decrease the number of directors to eliminate the vacancy. If the Board of Directors rejects such resignation, we will publically disclose that decision and the rationale behind it.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Role of the Board in Risk Oversight

One of the Board of Directors’ key functions is informed oversight of the Company’s risk management processes. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. The Company has incorporated an enterprise risk management program, which the Board of Directors, along with the Corporate Governance and Compliance Committee, reviews as part of its annual strategic and annual planning processes. As part of its oversight function, the Corporate Governance and Compliance Committee reviews with the appropriate officers of the Company the process by which the Company identifies, assesses, monitors and responds to key enterprise operational and financial risks, as well as appropriate mitigation strategies. In particular, the Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including the process by which risk assessment and management is undertaken. The Corporate Governance and Compliance Committee also monitors compliance with legal and regulatory requirements and monitors the effectiveness of our corporate governance guidelines and Code of Business Conduct and Ethics. The Compensation Committee assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking.

Independence of The Board of Directors and its Committees

As required under The NASDAQ Stock Market LLC (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as determined by the Board of Directors. Our Board of Directors consults with our counsel to ensure that the Board of Directors’ determination is consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable listing standards of NASDAQ.

After review of all relevant transactions or relationships between each member of our Board of Directors, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board of Directors has affirmatively determined that the following nine directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Coyle, Mr. Gallahue, Mr. Howe, Mr. Lukianov, Mr. Matricaria, Ms. Norwalk, Mr. Onopchenko, Mr. Tanaka and Dr. Topol. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Huennekens, our President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent within the meaning of the applicable NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Compliance Committee and a recently-formed 162(m) Committee. Each of these committees has a written charter approved by our Board of Directors. The following table provides membership and meeting information for each director who served on our standing Board of Directors committees during fiscal year 2011:

	Audit	Compensation	Corporate Governance and Compliance	162(m)(5)
Non-Employee Directors
Michael J. Coyle	X			X
Connie R. Curran, RN, Ed.D.(1)		X	X
Kieran T. Gallahue			X	X
Lesley H. Howe	X*			X
Alexis V. Lukianov		X		X
Ronald A. Matricaria	X			X
Leslie V. Norwalk(2)			X	X
John Onopchenko(3)		X*		X*
Roy T. Tanaka		X	X*	X
Eric J. Topol(4)		X		X

Employee Director
R. Scott Huennekens

Total meetings in fiscal year 2011	6	5	4	0

*	Committee Chairperson in 2011
(1)	Dr. Curran resigned from the Board of Directors and its committees effective May 2, 2011.
(2)	Ms. Norwalk was appointed to the Board of Directors and to the Corporate Governance and Compliance Committee in October 2011.
(3)	Mr. Onopchenko was appointed as Chair of the Compensation Committee in May 2011, replacing Dr. Curran.
(4)	Dr. Topol was appointed to the Board of Directors and to the Compensation Committee in October 2011.
(5)	The 162(m) committee was established in October 2011 at which time Mr. Onopchenko was appointed as Chair of such committee.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of our Board of Directors monitors and oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. In particular, the Audit Committee has the full power and authority to:

•

discuss and review our financial statements with management and our independent registered public accounting firm and review and discuss with management the disclosures made under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommend whether the audited financial statements should be included in the Company’s Form 10-K and our annual report to stockholders;

•

review and discuss with management and our independent registered public accounting firm, the financial disclosures and information included in our Annual Reports on Form 10-K and Quarterly Reports on Forms 10-Q;

•	review and discuss with management Current Reports on Form 8-K relating to financial and accounting matters, or other matters as requested by the Board of Directors;

•	in consultation with management and the independent registered public accounting firm, consider the integrity of our financial reporting processes and controls;

•	review with management and the independent registered public accounting firm any material financial reporting issues and judgments;

•	discuss with management and the independent registered public accounting firm any disagreements that may arise between them regarding financial reporting;

•	review and approve any “non-GAAP” financial disclosures (including but not limited to pro forma financial disclosures) prior to their release by the Company;

•	review and discuss with management any off-balance sheet financing arrangements to which the Company is a party;

•

discuss with the independent registered public accounting firm any material correcting adjustments that have been identified by the independent registered public accounting firm and made to our consolidated financial statements to conform them to U.S. GAAP;

•

review with management and the independent registered public accounting firm, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies;

•	select, appoint, determine funding for, and oversee the independent registered public accounting firm for the Company;

•	determine, in advance, whether to engage our independent registered public accounting firm to provide any non-audit services and pre-approve such engagements;

•

review and discuss with the independent registered public accounting firm their independence from the Company and actively engage the auditors in a dialogue with respect to any disclosed relationship or services that may impact their objectivity and independence;

•

receive periodic reports from the independent registered public accounting firm relating to critical accounting polices and practices, alternative treatments under GAAP, communications between the independent registered public accounting firm and management and reports of the effectiveness of the Company’s internal controls and other reports;

•	prior to the audit, review the independent registered public accounting firm’s audit plan;

•	evaluate the performance of the independent registered public accounting firm and, if so determined by the Audit Committee, replace the independent registered public accounting firm;

•	review and evaluate the lead partner of the independent registered public accounting firm’s team;

•

meet with the independent registered public accounting firm following the annual audit to review any problems or difficulties encountered in connection with the audit, the adequacy of internal accounting controls, the financial and accounting personnel and to discuss any significant changes to the Company’s auditing or accounting principles and other matters;

•	oversee the Company’s internal audit function;

•

review with the independent registered public accounting firm, as appropriate, communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement;

•

establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company or any of its subsidiaries of concerns regarding questionable accounting or auditing matters; and

•

perform any other activities consistent with the Audit Committee’s charter, our Certificate of Incorporation (as such may be amended or amended and restated from time to time), our Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

Three directors currently comprise the Audit Committee: Mr. Howe, Mr. Matricaria and Mr. Coyle. Mr. Howe serves as chairperson of the Audit Committee. The Audit Committee met 6 times during the 2011 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com. Our Board of Directors has determined that all members of our Audit Committee meet the independence requirements of Rule 10A-3 of the Exchange Act and NASDAQ listing standards with respect to audit committee members. Our Board of Directors has also determined that Mr. Howe qualifies as an “audit committee financial expert” within the meaning of SEC regulations and NASDAQ listing standards. In making this determination, our Board of Directors considered the nature and scope of experience Mr. Howe has had with reporting companies as a certified public accountant and his employment in the audit and accounting sector with KPMG Peat Marwick LLP.

Audit Committee Report(1)

For fiscal year 2011, the Audit Committee of the Board of Directors reviewed the quality and integrity of our consolidated financial statements, its process and procedures for compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its independent registered public accounting firm and other significant financial matters.

The Audit Committee has reviewed and discussed with management and KPMG LLP, our independent registered public accounting firm for the 2011 fiscal year, our audited consolidated financial statements for the fiscal year ended December 31, 2011. The Audit Committee has discussed with KPMG LLP, during the 2011 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from the Company. Based on the foregoing, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and be filed with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Lesley H. Howe, Chair

Ronald A. Matricaria

Michael J. Coyle

(1)	The material in this report (which is comprised of the three paragraphs preceding the names of each member of the Audit Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates this report by reference in any such filing.

Compensation Committee

The Compensation Committee of our Board of Directors evaluates and approves the compensation plans, policies and programs of the Company that pertain to all employees, officers and members of the Board of Directors. The Compensation Committee also reviews and recommends to the Board, or if necessary, the 162(m) Committee (described below), for approval, decisions with respect to our executive compensation. Among other things, the Compensation Committee:

•	makes decisions with respect to the compensation of members of the Board;

•

with respect to the Company’s officers who are subject to Section 16 of the Exchange Act, reviews and recommends to the Board or, if necessary or desirable for compliance with applicable laws, the 162(m) Committee, the compensation levels (including equity grants) and performance goals relevant to the compensation of these officers, and evaluates the officers’ performance in light of those goals and objectives;

•

reviews and approves, or, if necessary or desirable, recommends to the 162(m) Committee for approval, a compensation strategy to be applied by the Chief Executive Officer in determining base salary and incentives for all other employees of the Company;

•

reviews and approves, or, if necessary or desirable, recommends to the 162(m) Committee for approval, equity compensation grants, including stock options, stock appreciation rights, phantom stock and restricted stock, for directors and non-officer employees of the Company;

•	produces an annual report on executive compensation for inclusion in our proxy statement (and Annual Report on Form 10-K, as appropriate), in accordance with applicable rules and regulations; and

•	performs such other responsibilities as may be delegated by the Board.

Four directors currently comprise the Compensation Committee: Mr. Lukianov, Mr. Onopchenko, Mr. Tanaka and Dr. Topol. Mr. Onopchenko serves as chairperson of the Compensation Committee. Dr. Topol was appointed to the Compensation Committee effective October 24, 2011. The Compensation Committee met 5 times during the 2011 fiscal year. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards), are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com.

For more information regarding the processes and procedures of the Compensation Committee, please see “Executive Compensation—Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2011. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

John Onopchenko, Chair

Alexis V. Lukianov

Roy T. Tanaka

Eric J. Topol, M.D.(2)

162(m) Committee

The 162(m) Committee of our Board of Directors is responsible for, among other things:

•

evaluating and approving the compensation of our Chief Executive Officer, Section 16 officers and Directors, to the extent the compensation of any such individual is, or is reasonably likely to become, subject to the provisions of Section 162(m) of the Internal Revenue Code or 1986, as amended, Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, or the independence standards established by other applicable laws and the rules of the Nasdaq Stock Market and the SEC;

•

making decisions with respect to corporate goals and objectives relevant to our Chief Executive Officer’s compensation, periodically evaluating our Chief Executive Officer’s performance and approving his compensation level based on such evaluations;

•

reviewing and approving a compensation strategy to be applied by our Chief Executive Officer in determining base salary and incentives for all officers and employees of the Company other than the executive officers, to the extent necessary or desirable;

•	reviewing and approving equity compensation grants for employees and/or Directors, to the extent necessary or desirable; and

•	performing such other responsibilities as may be delegated by the Board.

All of the non-employee Directors currently serve on the 162(m) Committee. All members of the 162(m) Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The 162(m) Committee was established in October 2011 and did not meet during the 2011 fiscal year. The 162(m) Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com.

(1)	The material in this report (which is comprised of the paragraph preceding the names of each member of the Compensation Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates this report by reference in any such filing.
(2)	Dr. Topol was appointed to the Compensation Committee effective October 24, 2011.

Corporate Governance and Compliance Committee

The Corporate Governance and Compliance Committee of our Board of Directors is responsible to, among other things:

•

identify the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board and utilize such criteria in the committee’s recommendation of new director candidates;

•	conduct meetings with potential candidates being considered to serve as members of the Board of Directors;

•	oversee the evaluation of the Board of Directors and management;

•	recommend for selection by the Board of Directors, director nominees;

•	recommend for selection by the Board of Directors, directors for each committee of the Board of Directors;

•	oversee the corporate governance of the Company; and

•	oversee the Company’s compliance efforts with respect to legal and regulatory requirements and relevant Company policies and procedures.

Four directors currently comprise the Corporate Governance and Compliance Committee: Mr. Tanaka, Mr. Gallahue, Ms. Norwalk, and Mr. Onopchenko. Ms. Norwalk was appointed to the Corporate Governance and Compliance Committee effective October 24, 2011. Mr. Tanaka serves as chairperson of the Corporate Governance and Compliance Committee. All members of the Corporate Governance and Compliance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Corporate Governance and Compliance Committee met 4 times during the 2011 fiscal year. The Corporate Governance and Compliance Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com.

The Corporate Governance and Compliance Committee is responsible for the recruitment of new Board of Directors members. With respect to the qualifications of potential members of the Board of Directors, the Corporate Governance and Compliance Committee identifies the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors and utilizes such criteria in the Corporate Governance and Compliance Committee’s selection of new director candidates. The Corporate Governance and Compliance Committee also considers the desire for the Board of Directors to consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance and Compliance Committee conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates, considers our policy regarding the criteria for nomination to the Board of Directors and actively recruits qualified individuals to ensure our compliance with all legal and regulatory requirements applicable to the corporate governance of the Company. The Corporate Governance and Compliance Committee then uses its network of contacts to identify potential candidates, for which purpose it may, if it deems appropriate, engage a professional search firm. To date, we have not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Corporate Governance and Compliance Committee meets to discuss and consider such candidates’ qualifications. The Corporate Governance and Compliance Committee conducts meetings with potential candidates being considered to serve as members of the Board of Directors and informs such candidates of the obligations and responsibilities of serving on the Board of Directors and each committee of the Board of Directors, and confirms the willingness of such candidates to accept such obligations and responsibilities. The Corporate Governance and Compliance Committee selects, or recommends for the Board of Directors’ selection, director nominees for the Board of Directors and directors for each committee of the Board of Directors.

In particular, with respect to diversity, the Corporate Governance and Compliance Committee seeks a diverse group of individuals who have a complementary mix of backgrounds and skills necessary to provide meaningful oversight of our activities. The Corporate Governance and Compliance Committee believes that the

Board should have a rich diversity of experience and thinking, bringing together individuals with senior management experience, a broad understanding of international operations, expertise in the medical device industry, and an impeccable reputation for honesty and integrity. The Corporate Governance and Compliance Committee seeks directors who have experience in the global life sciences manufacturing and medical devices industries in general, but also looks for individuals who have experience with the operational issues that we face in our dealings with domestic and international product development, collaborations with third parties, and manufacturing and sales. To aid in our evaluation of our operations and financial model the Corporate Governance and Compliance Committee seeks directors with strong financial backgrounds and experience in dealing with issues facing public companies. We also face unique challenges as we implement our strategy to grow our business, develop new products, product enhancements and features, and sell our products directly and through third party distributors. To this end, the Corporate Governance and Compliance Committee seeks directors with demonstrated success in creating and implementing strategies to significantly grow a company. The Corporate Governance and Compliance Committee annually reviews our changing requirements and the Board’s composition in light of these changing requirements.

The Corporate Governance and Compliance Committee will consider, but not necessarily recommend, to the Board of Directors, director candidates recommended by stockholders. The Corporate Governance and Compliance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Compliance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation by certified mail only, care of the Secretary, at the following address: Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. Recommendations must be delivered no sooner than 120 days and no later than 90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders. However, in the event that the date of the 2013 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2012 Annual Meeting of Stockholders, such recommendation will be timely if it is delivered not later than the last to occur of the close of business on (a) the 90th day prior to the 2013 Annual Meeting of Stockholders (but no earlier than the 120th day prior) or (b) the 10th day following the day on which we first make a public announcement of the date of the 2013 Annual Meeting of Stockholders. Subject to the requirements set forth in our bylaws, submissions must include the full name, age, business address and residence address of the proposed nominee, the principal occupation or employment of the proposed nominee, a description of any and all arrangements or understandings between the stockholder and the proposed nominee, and complete contact information with regard to the stockholder. To date, the Corporate Governance and Compliance Committee has not received a recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Board Leadership Structure

In November 2008 and February 2009, the other independent members of the Board appointed Mr. Matricaria as the lead independent director and Chairman of the Board, each effective as of January 1, 2009. As the Lead Director, Mr. Matricaria presides over executive sessions of the Board and works with our chief executive officer and the other members of the Board to establish the agenda for executive sessions of the independent directors. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent Board Chairman can enhance the effectiveness of the Board as a whole.

Meetings of the Board of Directors

Our Board of Directors met five times and acted by unanimous written consent three times during 2011. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which each director served, held during the period for which each individual was a director or committee member, respectively. In 2011, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Mr. Matricaria presided over the executive sessions.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors or an individual director concerning the Company may do so by sending written communications addressed to the Board of Directors, or an individual director, care of: Volcano Corporation at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130, Attention: Secretary. The envelope should indicate that it contains a stockholder communication. Each such communication will be forwarded to the director or directors to whom the communication was addressed.

Code of Business Conduct and Ethics

We have adopted the Volcano Corporation Code of Business Conduct and Ethics applicable to all of our officers, directors, employees and consultants, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, or as otherwise required by applicable law, rules or regulations.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012, and the Board of Directors has directed management to submit the selection of KPMG LLP as our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

Independent Auditor Fee Information

The following table sets forth the aggregate fees charged to the Company for fiscal years 2011 and 2010 by KPMG LLP, our independent registered public accounting firm for such years, for audit services rendered in connection with our audited consolidated financial statements and reports, stock offering-related fees, acquisition-related fees and for other services rendered, as well as all out-of-pocket costs incurred in connection with these services to us and our subsidiaries:

	2011	2010
Audit fees	$858,200	$735,000
Audit-related fees	—	150,000
Tax fees	26,450	117,000
All other fees	1,650	70,000

Total	$886,300	$1,072,000

Audit Fees. Fiscal 2011 and 2010 audit fees consist of fees billed by KPMG LLP for professional services rendered for the integrated audit of our consolidated financial statements and our internal control over financial reporting, review of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, SEC and other regulatory filings, and accounting consultations. Not included in the table above is $145,000 in audit fees billed in 2010 by Ernst & Young LLP for professional services rendered for the review of the interim condensed consolidated financial statements included in our first quarter quarterly report on Form 10-Q, SEC and other regulatory filings and accounting consultations.

Audit-Related Fees. Fiscal 2010 fees include $150,000 of fees billed by KPMG LLP for professional services rendered for accounting consultations in connection with our convertible debt offering.

Tax Fees. Fiscal 2011 and 2010 tax fees consist of fees for professional services rendered by KPMG LLP for tax compliance, international tax planning and tax advice.

All other Fees. Not included in the table above is $33,000 billed by Ernst & Young LLP in 2010 for professional services related to Enterprise Resource Planning system selection assistance.

All fees described above were pre-approved by the Audit Committee or the Audit Committee chairperson pursuant to the authority described below.

Pre-Approval Policies and Procedures

Our Audit Committee, or the Audit Committee chairperson, pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging an independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee, or the Audit Committee chairperson, specifically approves the engagement of the independent registered public accounting firm to render that service. The Audit Committee chairperson can pre-approve any services, provided, however, that the Audit Committee is advised immediately and, at its next scheduled meeting, the Audit Committee ratifies any services pre-approved by the Audit Committee chairperson. Accordingly, the Company does not engage an independent registered public accounting firm to render audit or permissible non-audit services unless the engagement to provide such services has been approved by our Audit Committee, or the Audit Committee chairperson, in advance. Our Audit Committee has determined that the rendering of certain services other than audit services by our independent registered public accounting firm is compatible with maintaining such firm’s independence in accordance with PCAOB 3524.

Change in Independent Registered Public Accounting Firm

Previous Independent Registered Public Accounting Firm

On May 5, 2010, we notified our independent registered public accounting firm, Ernst & Young LLP, of our decision to dismiss Ernst & Young LLP as our independent registered public accounting firm effective as of May 5, 2010. The decision to change independent registered public accounting firms was approved by the Audit Committee of the Board of Directors in a meeting on May 5, 2010.

The reports of Ernst & Young LLP on our consolidated financial statements as of and for the year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal year 2009 and through May 5, 2010, the date of Ernst & Young LLP’s dismissal, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such periods.

During fiscal year 2009, and through May 5, 2010, the date of Ernst & Young LLP’s dismissal, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

New Independent Registered Public Accounting Firm

On May 5, 2010, we engaged KPMG LLP as our new independent registered public accounting firm, effective immediately. The decision to engage KPMG LLP as our independent registered public accounting firm was approved by the Audit Committee of the Board of Directors in a meeting on May 5, 2010. During fiscal year 2009 and through May 5, 2010, the date of KPMG LLP’s engagement, we did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules which disclosure includes the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables. At the 2011 annual meeting of stockholders, our stockholders indicated their preference that the Company solicits a non-binding advisory vote on the compensation of our named executive officers every year. The Board has adopted a policy that is consistent with that preference and, accordingly, this year, the Company is again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

The Board of Directors, which is responsible for designing and administering the Company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation and alignment with the long-term interests of our stockholders. We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” beginning on page 31 of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the reasons and processes concerning how our Board of Directors determined the structure and amounts of the 2011 compensation of our named executive officers.

The Board of Directors is asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Volcano’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Volcano’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables.”

The results of this advisory vote are not binding upon the Company. However, the Board of Directors values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “FOR” PROPOSAL 5.

EXECUTIVE OFFICERS

The names and business experience of our executive officers who are not also a member of our Board of Directors are set forth below, as of March 31, 2012:

Name	Age	Position
John T. Dahldorf	55	Chief Financial Officer
Dale C. Flanders, Ph.D.	60	President, Axsun Division
Darin M. Lippoldt	46	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Michel E. Lussier	56	Group President, Clinical Affairs and EMEAI
Jorge J. Quinoy	58	Executive Vice President, Global Sales
David M. Sheehan	49	Chief Operating Officer

John T. Dahldorf

John T. Dahldorf has served as our Chief Financial Officer since July 2003. From March 2002 to December 2002, Mr. Dahldorf served as Co-Chief Executive Officer of Digirad Corporation, a medical imaging company, where he also served as the Chief Financial Officer from November 2001 to December 2002. From March 1999 to November 2001, Mr. Dahldorf served as the Finance Director of Arrow Electronics, Inc., a distributor of electronic components and computer products. Mr. Dahldorf holds a B.B. in Finance and an M.B.A. from Western Illinois University.

Dale C. Flanders, Ph.D.

Dale C. Flanders has served as the President of our Axsun Division since December 2008. Prior to that, Dr. Flanders founded Axsun Technologies, Inc. in 1998 and served as its Chief Executive Officer and Chief Technology Officer until it was acquired by us in 2008. Prior to founding Axsun, Dr. Flanders served as the Vice President of Engineering and Chief Technology Officer for Lasertron, Inc., a pioneer in developing and manufacturing laser and non-laser light sources, from 1994 to 1998. Dr. Flanders holds a B.S., an M.S. and a Ph.D. in Electrical Engineering from Massachusetts Institute of Technology and is listed as the inventor on more than 75 patents.

Darin M. Lippoldt

Darin M. Lippoldt has served as our Senior Vice President and General Counsel since August 2010. Mr. Lippoldt has also served as Secretary since July 2011 and Chief Compliance Officer since October 2011. From November 2003 until he joined the Company, Mr. Lippoldt served as Associate General Counsel at Amylin Pharmaceuticals, a pharmaceutical company. He previously practiced corporate and securities law with the law firms of Fulbright & Jaworski LLP and Matthews and Branscomb, P.C. Mr. Lippoldt holds a B.B.A. in Finance, an M.A. in International Relations, and a J.D. from St. Mary’s University.

Michel E. Lussier

Michel E. Lussier has served as Group President, Clinical Affairs and EMEAI since January 2012. During 2011, Mr. Lussier served as Group President, Advanced Imaging Systems, Clinical & Scientific Affairs and EMEA. From July 2007 to January 2011 he served as President of Volcano Europe and Clinical and Scientific Affairs and has served as Managing Director of Volcano Europe since March 2006. From July 2002 to March 2006, Mr. Lussier served as our Vice President, General Manager of Europe, Africa and Middle East Operations. In February 2002, Mr. Lussier founded MedPole S.A./ N.V., a European distribution incubator for medical device start up companies located in Brussels, of which he serves as chairman of the board. From October 1998 to January 2002, Mr. Lussier served as the Vice President and General Manager, Europe of

Novoste Corp., a medical technology company. Mr. Lussier also currently serves as chairman of the board of directors of Cardio 3 Biosciences S.A. Mr. Lussier holds a B.S. in Electrical Engineering and an M.S. in Biomedical Engineering from the University of Montreal and an M.B.A. from INSEAD.

Jorge J. Quinoy

Jorge J. Quinoy has served as our Executive Vice President, Global Sales, since December 2008. From July 2003 to December 2008, Mr. Quinoy served as our Vice President of Global Sales. From August 2001 to July 2003, Mr. Quinoy served as the Vice President of Sales for Jomed, Inc., a medical technology company. From January 2001 to August 2001, Mr. Quinoy served as the Vice President of Sales for Altiva Corporation, a medical technology company. From 1999 to 2000, Mr. Quinoy served as Vice President of Sales for Medtronic AVE, Inc. Mr. Quinoy holds a B.S. in Public Relations and Marketing from the University of Florida.

David M. Sheehan

David M. Sheehan has served as our Chief Operating Officer since February 2012. Prior to that, Mr. Sheehan was our President of the IVUS & FM Business Units since March 2010. From June 2008 to March 2010, Mr. Sheehan served as our Executive Vice President. Prior to joining the Company, from April 2005 to May 2008, he was a consultant and Chief Executive Officer for various start-up companies including Petritech, Inc., a materials company, and VOZ Sports, Inc., a communications company. From March 2002 to April 2005 he served as the President and Chief Executive Officer of Digirad Corporation, a maker of cardiac imaging equipment and from September 2000 to March 2005, the President of Digirad Imaging Solutions, Inc., a wholly owned subsidiary of Digirad Corporation. From May 1999 to September 2000, Mr. Sheehan served as the President and Chief Executive Officer of Rapidcare.com, an e-healthcare company. From May 1997 to May 1999, Mr. Sheehan served as Vice President of Sales & Marketing for a division of Baxter Healthcare Corporation which provided cardiopulmonary services to hospitals. From July 1991 to May 1997, Mr. Sheehan worked at Haemonetics Corporation, a supplier of blood processing services and equipment, in various sales, marketing, and business development positions. Mr. Sheehan received a B.S. in mechanical engineering from Worcester Polytechnic Institute and an M.B.A. from the Tuck School of Business at Dartmouth College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2012, except as noted, by (i) each beneficial owner known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for directors and (iv) all of our executive officers and directors as a group.

This table is based upon information provided to us by our executive officers and directors and upon information about principal stockholders known to us based on Schedules 13G filed with the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2012 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each person listed in the table below is care of Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.

Each stockholder’s percentage ownership is based on 53,213,498 shares of our common stock outstanding as of March 31, 2012, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership
	Shares	Percent of Total
5% Stockholders:

Entities affiliated with Waddell & Reed Financial, Inc.(1) 6300 Lamar Avenue Overland Park, KS 66202	3,590,846	6.7%

BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	5,460,380	10.3%

The TCW Group, Inc., on behalf of the TCW Business Unit(3) 865 South Figueroa Street Los Angeles, CA 90017	3,648,344	6.9%

Wells Fargo and Company(4) 420 Montgomery Street San Francisco, CA 94104	3,761,736	7.1%

Directors and Executive Officers:
Michael J. Coyle(5)	47,025	*
Kieran T. Gallahue(6)	61,025	*
Lesley H. Howe(7)	66,834	*
Alexis V. Lukianov(8)	58,358	*
Ronald A. Matricaria(9)	127,864	*
Leslie V. Norwalk (10)	7,010	*
John Onopchenko(11)	43,390	*
Roy T. Tanaka(12)	52,025	*
Eric J. Topol, M.D.(13)	7,010	*
R. Scott Huennekens(14)	375,504	*
John T. Dahldorf(15)	169,287	*
Michel E. Lussier(16)	106,118	*
Jorge J. Quinoy(17)	247,534	*
David M. Sheehan(18)	229,843	*
All directors and executive officers as a group (16 persons)(19)	1,758,912	3.2%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.
(1)	Based solely upon a Schedule 13G/A filed with the SEC on February 14, 2012 by Waddell & Reed Financial, Inc., (“WDR”) on behalf of itself, Ivy Investment Management Company (“IICO”); Waddell & Reed Investment Management Company (“WRIMCO”); Waddell & Reed, Inc. (“WRI”); and Waddell & Reed Financial Services, Inc. (“WRFSI”) reporting beneficial ownership as of December 31, 2011. According to the Schedule 13G/A, IICO has direct sole voting and dispositive power over 963,186 shares of our common stock, WRIMCO has direct sole voting and dispositive power over 2,627,660 shares of our common stock, WRI has indirect sole voting and dispositive power over 2,627,660 shares of our common stock, WRFSI has indirect sole voting and dispositive power over 2,627,660 shares of our common stock and WDR has indirect sole voting and dispositive power over 3,590,846 shares of our common stock. IICO is an investment advisory subsidiary of WDR. WRIMCO is an investment advisory subsidiary of WRI, which is a broker-dealer and underwriting subsidiary of WRFSI, which is a parent holding company and subsidiary of WDR, a publicly traded company. The clients of IICO and WRIMCO, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from, as well as the proceeds from the sale of, such securities. The Schedule 13G/A notes that investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients, and investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power, but that any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Accordingly, IICO and/or WRIMCO may be deemed the beneficial owner of such securities. The Schedule 13G/A provides information only as of December 31, 2011 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2011 and March 31, 2012.
(2)	Based solely upon a Schedule 13G filed with the SEC on January 10, 2012 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2011. According to the Schedule 13G, BlackRock has sole voting and dispositive power over 5,460,380 shares of our common stock. The Schedule 13G notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock. The Schedule 13G provides information only as of December 31, 2011 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2011 and March 31, 2012.
(3)	Based solely upon a Schedule 13G filed with the SEC on February 9, 2012 by TCW Group, Inc. on behalf of itself and its direct and indirect subsidiaries, which collectively constitute The TCW Group, Inc. business unit (“TCW”) reporting beneficial ownership as of December 31, 2011. According to the Schedule 13G, TCW has shared voting power over 2,716,590 shares of our common stock and shared dispositive power over 3,648,344 shares of our common stock. The Schedule 13G notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock. The ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France (“SG”). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including TCW. SG, for purpose of the federal securities laws, may be deemed ultimately to control TCW. SG, its executive officers and directors, and its direct and indirect subsidiaries, may beneficially own the shares of our common stock included herein. The Schedule 13G provides information only as of December 31, 2011 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2011 and March 31, 2012.
(4)	Based solely upon a Schedule 13G filed with the SEC on February 14, 2012 by Wells Fargo and Company (“Wells Fargo”), on behalf of itself, Wells Capital Management Incorporated (“WCMI”) and Wells Fargo Funds Management, LLC (“WFFM”), reporting beneficial ownership as of December 31, 2011. According to the Schedule 13G, Wells Fargo has sole voting power over 3,465,802 shares of our common stock, sole dispositive power over 3,671,099 shares of our common stock and has shared dispositive power over 5,080 shares of our common stock. According to the Schedule 13G, WCMI has sole voting power over 374,157 shares of our capital stock and sole dispositive power over 3,639,706 shares of our common stock. WCMI is an investment advisory subsidiary of Wells Fargo. Further, according to the Schedule 13G, WFFM has sole voting power over 3,052,281 shares of our capital stock and sole dispositive power over 17,574 shares of our common stock. WCMI is an investment advisory subsidiary of Wells Fargo. The Schedule 13G provides information only as of December 31, 2011 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2011 and March 31, 2012.

(5)	Includes 43,191 shares of our common stock that Mr. Coyle has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 3,834 shares of common stock that Mr. Coyle has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(6)	Includes 57,191 shares of our common stock that Mr. Gallahue has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 1,698 shares of common stock that Mr. Gallahue has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(7)	Includes 56,039 shares of our common stock that Mr. Howe has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 3,834 shares of common stock that Mr. Howe has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(8)	Includes 54,524 shares of our common stock that Mr. Lukianov has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 3,834 shares of common stock that Mr. Lukianov has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(9)	Includes 62,898 shares of our common stock that Mr. Matricaria has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 4,966 shares of common stock that Mr. Matricaria has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(10)	Includes 5,552 shares of our common stock that Ms. Norwalk has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 1,458 shares of common stock that Ms. Norwalk has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(11)	Includes 39,556 shares of our common stock that Mr. Onopchenko has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 3,834 shares of common stock that Mr. Onopchenko has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(12)	Includes 43,191 shares of our common stock that Mr. Tanaka has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 1,698 shares of common stock that Mr. Tanaka has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012. Of the shares owned outright Mr. Tanaka has pledged 5,136 shares as security.
(13)	Includes 5,552 shares of our common stock that Dr. Topol has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 1,458 shares of common stock that Dr. Topol has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(14)	Includes 85,596 shares held in a grantor retained annuity trust for which Mr. Huennekens does not have investment power, 270,658 shares of our common stock that Mr. Huennekens has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 19,250 shares of common stock that Mr. Huennekens has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012. Mr. Huennekens disclaims beneficial ownership of the shares held in the grantor annuity trust except to the extent of his pecuniary interest in such shares.
(15)	Includes 130,259 shares of our common stock that Mr. Dahldorf has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 5,750 shares of common stock that Mr. Dahldorf has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(16)	Includes 81,465 shares of our common stock that Mr. Lussier has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 5,000 shares of common stock that Mr. Lussier has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(17)	Includes 217,040 shares of our common stock that Mr. Quinoy has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012.
(18)	Includes 208,965 shares of our common stock that Mr. Sheehan has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 6,250 shares of common stock that Mr. Sheehan has the right to acquire pursuant to restricted stock units which vest within 60 days of March 31, 2012.
(19)	Includes shares of capital stock referred to in footnotes (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18) (19) and (20). Also includes 144,762 shares of our common stock that Dr. Flanders beneficially owns including 137,518 shares which he has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012 and 15,323 shares of our common stock that Mr. Lippoldt beneficially owns including 13,583 shares which he has the right to acquire pursuant to options exercisable within 60 days of March 31, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Volcano’s equity compensation plans in effect as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, restricted stock units and rights (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,004,342	$15.81	4,637,325	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	5,004,342	$15.81	4,637,325	(1)

(1)

Available for grant of future rights under Volcano’s 2005 Equity Compensation Plan and 2007 Employee Stock Purchase Plan (“ESPP”) as of December 31, 2011. Commencing January 1, 2008, common stock reserved for issuance under the Purchase Plan automatically increases by the lower of 1 1/2% of our outstanding common stock or 600,000 shares on the first day of January of each year. In November 2009, 2010, and 2011, the Board of Directors exercised its right not to increase the number of shares of common stock available for issuance under the Purchase Plan that was scheduled to occur on January 1, 2010, January 1, 2011, and January  1, 2012, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent of a registered class of our equity securities to file reports with the SEC regarding their ownership and changes in ownership of our stock. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers: R. Scott Huennekens, President and Chief Executive Officer; John T. Dahldorf, Chief Financial Officer; Michel E. Lussier, Group President, Clinical Affairs, and Europe, Africa, Middle East & India; Jorge J. Quinoy, Executive Vice President, Global Sales; and David Sheehan, Chief Operating Officer.

Executive Summary

Our executive compensation program is designed to attract, reward and retain a talented, innovative and entrepreneurial team of executives. To do so, we structure our variable compensation programs to recognize both short-term and long-term contributions to the Company. We also base a portion of our executives’ compensation on performance, both of the individual and of the business.

Response to 2011 Say-on-Pay Vote. We conducted our first advisory vote on executive compensation, or say-on-pay vote, last year at our 2011 Annual Meeting of Stockholders. We believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation program and our decisions regarding executive compensation, as disclosed in our proxy statement. Our Board and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we consider our stockholders’ concerns and the Compensation Committee evaluates whether any actions are necessary to address those concerns. In addition to our annual advisory vote on executive compensation, which is consistent with the frequency preferred by our stockholders, we are committed to engaging with our stockholders on executive compensation and corporate governance issues.

At our 2011 Annual Meeting of Stockholders, approximately 93% of the votes affirmatively cast were voted in favor of the “say-on-pay” proposal approved the compensation of our named executive officers. While this vote was advisory only and not binding on us, our Board or our Compensation Committee, we have carefully considered the results of the vote in the context of our overall compensation philosophy, as well as our compensation policies and decisions. After reflecting on this vote, our Compensation Committee believed this vote represented a strong endorsement by our stockholders of our compensation philosophy and decisions. In recognition of the favorable vote, and our continuing interest in aligning our compensation programs with long-term shareholder interests and competitive best practices, the Compensation Committee in consultation with management and independent advisors determined to implement certain new programs, including:

•

Performance-based Restricted Stock Units. In early 2012, we revised our annual equity grant program to incorporate performance-based restricted stock units as 25% of the target equity mix for the CEO and other selected senior executives. These awards are subject to our 2012 Long Term Incentive Plan. The number of shares that may vest under these awards will depend on the degree to which the Company achieves key performance metrics during fiscal 2012, as well as continued service through annual vesting dates through the end of fiscal 2014.

•	Stock Ownership Guidelines. In May 2011, the Compensation Committee recommended and the Board adopted stock ownership guidelines for executive officers and directors.

•

Focus on Section 162(m). In October 2011, we established a separate committee of the Board consisting of the outside, independent and non-employee members of the Board, which we call our Section 162(m) Committee. As we move toward more structuring more of our compensation programs in a manner that allows for greater deductibility under Code Section 162(m), this Section 162(m) Committee will be responsible for the compensation decisions for our employees whose compensation is or is reasonably likely to be subject to the provisions of Section 162(m) of the Code.

Important Features of our Executive Compensation Program. We administer our executive compensation program under a rigorous process that includes review of peer group practices, advice of an independent third-party consultant (who reports to our Compensation Committee, not to the Company) and long-standing, consistently applied practices with respect to the timing of equity grants and the pricing of stock options.

Other important features of our compensation program include:

•

At Will Employment. Although we typically sign an offer letter with an executive upon hire, all of our named executive officers are “at will” employees and neither these letters nor any of our employment agreements with executives provide for guaranteed increases to salaries or guaranteed annual incentive bonuses.

•

Emphasis on Pay for Performance. TowersWatson, our Compensation Committee’s compensation consultant, analyzed our corporate performance and CEO realizable pay based on the most recent one- and three- year periods for us and our peer group of companies. TowersWatson determined that our one year corporate performance was at the 89th percentile of our peer group, and our CEO’s realizable total direct compensation was at the 82nd percentile of our peer group. TowersWatson also determined that our three year corporate performance was at the 91st percentile of our peer group, and our CEO’s realizable total direct compensation was at the 77th percentile of our peer group.

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Internal Pay Equity. TowersWatson analyzed our CEO to NEO (named executive officer) pay ratios and determined that our Chief Executive Officer’s target pay ratio is consistent with our peer company ratios and the guidelines put forward by outside advisory organizations.

•	Severance Benefits. The cash severance benefits that we offer to certain of our named executive officers do not exceed three times base salary and annual bonus.

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Stock Ownership Guidelines. In order to ensure that our executive officers’ interests are aligned with our stockholders interests, we require our executive officers to own shares of Volcano stock in accordance with our stock ownership guidelines. Under these guidelines, our President and CEO is required to own shares of our stock with a value equal to three times his annual base salary and our other executive officers are required to own shares of our stock with a value equal to one and one-half times their annual base salary. As of December 31, 2011, all of our named executive officers not only met our stock ownership guidelines but held at least twice the required amount of shares.

•	Independent Compensation Consultant. The Compensation Committee engages its own independent consultant, and this consultant does not provide any services to management.

•	Review of Market Practices. We review the external marketplace and make internal comparisons among our executives when making compensation decisions.

•	Risk Analysis. We structure our executive compensation programs to minimize the potential for inappropriate risk-taking by our executives.

Compensation Philosophy and Objectives

We design our executive compensation programs to:

•	attract executives with the skills and expertise to execute our business plan and achieve our team goals;

•	reward executives fairly over time; and

•	retain executives who consistently and continually perform at or above our expectations.

To achieve these objectives, we provide base salary, annual cash incentives, equity awards, and broad-based employee benefits (with limited perquisites) and, when deemed appropriate, severance and change in control benefits. In determining the amount and form of these compensation elements in 2011, we considered a number of factors, including:

•	compensation levels paid to similarly situated executives by companies in our peer group, to attract and retain key executives in a competitive market for talent;

•	performance, including achievement of our annual operational and financial objectives (which we refer to as our “Key Factors for Success”);

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internal pay equity of the compensation paid to one executive as compared to another—that is, the compensation paid to each executive should reflect the importance and responsibilities of his or her role, and his or her performance in that role, to the Company as compared to the roles and performance of the other executives, to promote teamwork and contribute to retention;

•	the recommendations of our Chief Executive Officer;

•	the tax and accounting impact of compensation structures;

•	broader economic conditions, to ensure that our pay strategies account for how the larger economic environment impacts our business;

•	the potential dilutive effect of equity awards on our stockholders;

•	the experiences and knowledge of our Board members; and

•	negotiations with our executives.

Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of cash or non-cash compensation. Nor does the Compensation Committee believe that increases or decreases in the value of equity awards that were previously granted should significantly impact the determination of current levels of cash or equity-based compensation. Instead, given the small size of our executive team, our Compensation Committee tailors each executive’s compensation package to meet our compensation objectives.

Role of our Board

In 2011, our Compensation Committee, in consultation with our Chairman, evaluated and recommended for approval by the outside, independent and non-employee members of the Board the annual compensation changes for our named executive officers, as well as the performance goals for our incentive plans. References below to approvals by our Board are intended to refer to approvals by the outside, independent and non-employee members of the Board. At the start of each year, our Compensation Committee solicits and considers our Chief Executive Officer’s recommendations on the compensation levels of each executive officer, as well as his reviews of each officer’s performance and contributions in the prior year. In addition, our Chairman solicits from the other Board members their evaluations of the performance by the Chief Executive Officer for the prior year. The Chairman reviews these evaluations and discusses his assessment of our Chief Executive Officer’s performance with the Compensation Committee.

To streamline the approval process for 2012, our Board established in October 2011 a separate committee of the Board consisting of the outside, independent and non-employee members of the Board, which we call our Section 162(m) Committee. Our Section 162(m) Committee will be responsible for the compensation decisions for Company employees whose compensation is or reasonably likely will be subject to the provisions of Section 162(m) of the Code, the “short swing” profit rules of the Exchange Act and/or the board independence standards of Nasdaq and the SEC.

Role of our Executive Officers

Our Chief Executive Officer works with our Human Resources, Finance and Legal departments to design and develop new executive compensation programs for our Compensation Committee’s consideration, to recommend changes to existing compensation programs, to recommend performance targets to be achieved under those programs, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Board. These executive officers also provide information to our independent compensation consultant so that the consultant can perform its duties for the Compensation Committee.

In addition, our Chief Executive Officer and Chief Financial Officer generally attend portions of the meetings of our Compensation Committee to provide information and answer questions. No executive officer was present or voted in the final determinations regarding the structure or amount of any component of his own 2011 compensation package.

Role of our Independent Compensation Consultant

Our Compensation Committee engaged DolmatConnell & Partners, Inc., or DolmatConnell, as its independent compensation consultant for compensation decisions in 2011. DolmatConnell provided the Compensation Committee with the following services in 2011:

•	provided recommendations on adjustments to our peer group composition;

•	prepared an analysis of our executive and Board compensation levels, including compensation data drawn from proxy filings and broader surveys;

•	provided regular updates of the executive compensation landscape, including:

•	reporting on the recent legislative and regulatory changes impacting executive compensation; and

•	reviewing executive compensation market trends and best practices;

•	prepared a report and provided recommendations on the adoption of stock ownership guidelines;

•	prepared an analysis of our share reserve use under our equity incentive plan and made recommendations on a proposed share reserve increase; and

•	attended portions of meetings of the Compensation Committee, as requested, to provide the information detailed above and answer questions.

In late 2011, the Compensation Committee disengaged the services of DolmatConnell and engaged TowersWatson as its independent compensation consultant for compensation decisions in 2012. TowersWatson provided the Compensation Committee with the following services in the first quarter of 2012:

•	provided recommendations on adjustments to our peer group composition for use in 2012;

•	prepared an analysis of our executive compensation levels, including providing compensation data drawn from proxy filings and broader surveys;

•	provided an assessment of the proposed executive compensation plans for 2012;

•	provided an overview of the current executive compensation landscape, including:

•	reporting on the recent legislative and regulatory changes impacting executive compensation; and

•	reviewing executive compensation market trends and best practices;

•	prepared an analysis of our share reserve use under our equity incentive plan;

•	performed an analysis of our historical pay for performance as relates to our Chief Executive Officer;

•	performed an analysis of the risks associated with our compensation programs generally; and

•	attended portions of meetings of the Compensation Committee, as requested, to provide information and answer questions.

We paid for the cost of the services of both DolmatConnell and TowersWatson. However, the Compensation Committee retains the authority to direct, terminate or continue the services of the consultant.

Use of Peer Group Company and Survey Data

The Compensation Committee reviews compensation data for other companies to balance our need to attract and retain highly qualified executives officers with our need to maintain a reasonable and responsible cost structure. In February 2011, our Compensation Committee compared the compensation levels of our named executive officers against the compensation levels at our peer group companies only to the extent there was, in the Compensation Committee’s determination, a solid and reliable match for our officer’s position, based on the officer’s role and similarity of job content. As a result, the peer group data was primarily used for Messrs. Huennekens and Dahldorf. The Compensation Committee felt that the roles of Messrs. Lussier, Quinoy and Sheehan did not as reliably map to the peer group company positions. Therefore, for these other named executive officers, our Compensation Committee relied on broader survey data provided by DolmatConnell to supplement peer group data. Specifically, in early 2011, our Compensation Committee considered survey data compiled by DolmatConnell primarily from the 2011 Radford Global Life Sciences Survey, which covers a broad group of companies in the medical devices, equipment and supplies industries and a broad range of executive positions. References in this Compensation Discussion and Analysis to the peer group company data are intended to also refer to the survey data, as applicable.

Peer Group

Our Compensation Committee reviews and updates our peer group of companies annually to reflect changes in the industry and to ensure that our comparisons to peer group data are meaningful to the Compensation Committee’s process and review. In July 2010, our Compensation Committee worked with DolmatConnell to revise our list of peer group companies for use in setting compensation at the start of 2011. The then-revised list consisted of the following companies:

Abaxis, Inc.	Accuray Incorporated	AGA Medical Holdings, Inc.
Align Technology, Inc.	Conceptus, Inc.	Cyberonics, Inc.
Gen-Probe Incorporated	ICU Medical, Inc.	Immucor, Inc.
Masimo Corporation	Meridian Bioscience, Inc.	Merit Medical Systems, Inc.
Natus Medical Incorporated	NuVasive, Inc.	SonoSite, Inc.
Thoratec Corporation	ZOLL Medical, Inc.

These companies are all U.S.-headquartered medical device and medical equipment/supplies public companies with revenues of approximately $100 million to $500 million and market capitalization of approximately $400 million to $3.5 billion at the time of their inclusion on the revised list.

In July 2011, our Compensation Committee worked with DolmatConnell to revise our list of peer group companies for use in setting compensation at the start of 2012. Given our large market capitalization to revenue multiple (as determined over the then-most recent four quarters’ revenue) only a few companies fit within a standard  1/2 to 2x range around market capitalization, and so DolmatConnell recommended, and the Compensation Committee approved, a  1/3 to 3x range around our then-current market capitalization of $1.55 billion. The resulting revised list of medical device and medical equipment/supplies public companies consisted of the following companies:

Abaxis, Inc.	Accuray Incorporated
Align Technology, Inc.	Conceptus, Inc.	Cyberonics, Inc.
Gen-Probe Incorporated	ICU Medical, Inc.	Immucor, Inc.
Masimo Corporation	Meridian Bioscience, Inc.	Merit Medical Systems, Inc.
Natus Medical Incorporated	NuVasive, Inc.	SonoSite, Inc.
Thoratec Corporation	ZOLL Medical, Inc.

In late 2011, the Compensation Committee engaged TowersWatson to review the peer group and propose any adjustments for use in 2012, and to provide the related compensation data for use in 2012. The only change TowersWatson recommended, and the Compensation Committee approved, was deleting Immucor, as it was no longer a publicly traded company.

Compensation Positioning and Compensation Allocations

Our Compensation Committee generally targets total direct compensation—that is, target total cash compensation plus target long-term equity compensation—at or around the 75th percentile of compensation paid to similarly situated executives employed by the peer group companies for target level performance. Compensation above this level is possible for exceptional performance.

To achieve this positioning, our Compensation Committee generally targets the various compensation elements as follows:

•	base salaries between the 50th and 75th percentiles;

•	target cash bonus compensation at a level that, when combined with base salary, is between the 50th and 75th percentiles; and

•	long-term equity compensation at or around the 75th percentile.

Our Compensation Committee believes that targeting total direct compensation at or around the 75th percentile is necessary to achieve the objectives of our executive compensation program in light of the Company’s rapid growth and high performance over many years. However, while peer company data provides a useful reference point, it is not the only factor the Compensation Committee considers in setting compensation. Our Compensation Committee also considered the factors described above under the heading “Compensation Philosophies and Objectives” in determining the compensation offered to any executive in any given year. Over time, the Committee intends to continue evaluate the compensation philosophy and target competitive positioning and may make changes from time to time as warranted based on the company’s business strategy, compensation philosophy, and performance.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2011

Our 2011 executive compensation program consisted of three principal components: base salary; short-term incentive compensation (annual cash bonuses); and long-term equity incentive compensation (including, time-based stock options and time-based RSUs).

Base Salary

We provide base salary as a fixed source of compensation for our executives for the services they provide to us during the year. Our Compensation Committee recognizes that competitive base salaries help attract, retain and reward our named executive officers, although we believe that stock-based awards are the primary motivator in attracting and retaining executives.

In the first quarter of 2011, our Compensation Committee recommended, and our Board approved, the increases to the base salaries of our named executive officers as set forth below. In making its recommendations, our Compensation Committee considered the recommendations of the Chief Executive Officer and our Chairman, and the desired target positioning as compared to the peer company data. The Compensation Committee also considered the contemporaneous negotiations between the Company and Mr. Lussier in connection with modifying his existing employment agreement to better reflect the allocation of his duties between his U.S. and overseas responsibilities. The Compensation Committee maintained his salary at a level above the 75th percentile based in part on these contemporaneous negotiations, his historical salary positioning above the 75th percentile, and the general budget for salary increases. The Compensation Committee set

Mr. Quinoy’s base salary to a level above the 75th percentile based on his historical salary level, which was higher than the 75th percentile in 2010 as a result of past negotiations and adjustments made for retention purposes, and because the Compensation Committee believes that the comparable executives from the peer group do not accurately match the greater project demands and level of responsibilities placed on Mr. Quinoy.

Executive Officer	2010 Base Salary	2011 Base Salary	% Increase	Market Position (percentile)
R. Scott Huennekens	$500,000	$550,000	10%	50th to 75th
John T. Dahldorf	$309,000	$318,270	3%	50th to 75th
Michel E. Lussier(1)	$377,467	$380,282	1%	> 75th
Jorge J. Quinoy	$306,000	$326,922	7%	> 75th
David M. Sheehan	$309,000	$318,270	3%	50th to 75th

(1)	Mr. Lussier’s base salary is set all or partially in Euros. These dollar amounts were converted using an average historical exchange rate for the period indicated.

Short-Term Incentive Compensation

We have structured our short-term (that is, annual) cash incentive compensation program to align our executives’ pay with our overall financial performance and to reward our executives’ achievement of, or contributions to, specifically identified corporate objectives that we believe are most important to creating value for our stockholders.

2011 STI Plan. In the spring of 2011, our Board approved our 2011 Short Term Incentive Plan (the “STI Plan”) for all of our eligible employees, other than our field sales forces who are on sales incentive plans (including Mr. Quinoy). Under our 2011 STI Plan, all eligible participants were eligible to earn an annual incentive bonus based on the Company’s achievement in 2011 of revenue and adjusted operating income, weighted equally. Revenue was measured based on achievement of GAAP revenue. Operating income was measured based on achievement of GAAP operating income, adjusted for amortization of intangibles, non-recurring legal expenses involved in unanticipated litigation, stock based compensation and in process research and development.

In connection with the adoption of the 2011 STI Plan, our Compensation Committee determined the target bonus amounts for each named executive officer. The target bonus amounts were set so that target total cash compensation is generally between the 50th and 75th percentiles for target total cash compensation of our peer group companies for comparable positions. In addition, the Compensation Committee also believes that the cash incentive opportunity should make up a larger portion of an executive’s target compensation as the executive’s level of responsibility increases. As a result, the cash incentive opportunity for our Chief Executive Officer is generally greater than the cash incentive opportunity for our other executives. In setting target bonus levels, our Compensation Committee may also consider one or more of the factors described above under the heading “Compensation Philosophies and Objectives.”

For 2011, our Compensation Committee decided to maintain target bonus levels for each of our executive officers at the 2010 levels which resulted in certain executives being positioned above the target level of being between the 50th and 75th percentiles for our peer group companies. The target bonus levels for 2011, expressed as a percentage of 2011 base salary, for each of our named executive officers, were:

Executive Officer	2011 Target Bonus	Market Position (percentile)(1)
R. Scott Huennekens	100%	> 75th
John T. Dahldorf	50%	50th to 75th
Michel E. Lussier	40%	> 75th
Jorge J. Quinoy	$150,000 (2)	50th
David M. Sheehan	40%	50th to 75th

(1)	Market position constitutes the market position of total cash compensation, which includes base salary and target cash bonus compensation.
(2)	The target incentive opportunity under Mr. Quinoy’s sales commission plan is expressed in terms of his total target cash compensation opportunity being $476,922. The terms of his 2011 commission plan are described in greater detail below. Mr. Quinoy did not participate in the 2011 STI Plan.

Pool Funding. The Company-wide target bonus pool under the 2011 STI Plan was equal to the aggregate target bonuses for all eligible employees, as adjusted for accounting purposes based on the probable performance level, or $3.88 million. The maximum funding level is capped at 150%. If the Company achieved revenue and operating income at an aggregate rate of less than 80% of the target goals, the pool would not be funded. If the company achieved revenue and operating income at an aggregate rate of 80%, the pool would be funded at 50%. For achievement between 80% and 120%, straight line interpolation was used. If the Company achieved revenue and operating income at or above 120% of the target goals, the pool funding is capped at 150% of the aggregate target bonuses, or $5.82 million.

2011 Results. We delivered strong performance in 2011 against our financial goals and our Key Factors for Success. In the first quarter of 2012, our Compensation Committee determined that we achieved GAAP revenue and adjusted operating income at levels that resulted in the pool being funded at 101.9% of the target level, or $3.95 million. After determining the pool funding, our Compensation Committee considered the actual payouts for each executive officer. While the funding percentage of the pool is an important factor in the determinations, the Compensation Committee’s evaluation is qualitative and not formulaic—that is, executives are not guaranteed a bonus equal to the funding level of the pool. The Compensation Committee reviewed each executive’s contributions toward the success of the year, including the recommendations of our Chief Executive Officer based on his evaluation of the performance of the other executive officers and, solely as a touchstone, the total cash compensation peer data provided by TowersWatson. The Compensation Committee made recommendations for the actual bonus payout for each executive officer to the Section 162(m) Committee, and our Section 162(m) Committee approved these recommendations without change, as follows:

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R. Scott Huennekens: The Compensation Committee recommended and the Section 162(m) Committee approved payment of a cash bonus to Mr. Huennekens of $712,760, representing approximately 130% of his target bonus opportunity. In making this recommendation, the Compensation Committee felt the following were the most significant factors: his leadership, his role in implementing our business strategy and our superior operational performance for 2011, his leadership and organizational development initiatives, and our positive internal and external relations.

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John T. Dahldorf: The Compensation Committee recommended and the Section 162(m) Committee approved payment of a cash bonus to Mr. Dahldorf of $269,000, representing approximately 169% of his target bonus opportunity. In making this recommendation, the Compensation Committee felt the following were the most significant factors: his management of our timely financial reporting and efficient audit processes and procedures on a global basis, his execution of our initiatives to reduce financial operating costs and increase financial operating efficiency, his contributions toward our positive investor relations, his support of our sales and marketing strategies, his implementation of infrastructure, business systems, and human resources initiatives and the importance of those efforts to the success of the company in 2011.

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Michel E. Lussier: The Compensation Committee recommended and the Section 162(m) Committee agreed not to make a cash bonus payment to Mr. Lussier for 2011. In making this recommendation, the Compensation Committee considered the total compensation package provided to Mr. Lussier, including the unique international elements such as our voluntary contribution to his foreign pension plan account, and determined that his total compensation package, without an additional cash bonus, was appropriate for 2011.

•	David M. Sheehan: The Compensation Committee recommended and the Section 162(m) Committee approved payment of a cash bonus to Mr. Sheehan of $200,000, representing approximately 157% of his target bonus opportunity. In making this recommendation, the Compensation Committee felt the following were the most significant factors: his leadership of the IVUS and Japan business units, his leadership in establishing our manufacturing operations in Costa Rica, his leadership of the operations, manufacturing, marketing, and research and development functions, and the importance of those efforts to the success of the company in 2011.

2011 Sales Incentive Plan Structure for Mr. Quinoy. Our Compensation Committee determined that 100% of Mr. Quinoy’s annual incentive opportunity should be earned based on our sales performance. As a result, our Compensation Committee recommended, and our Board approved, a sales commission program for Mr. Quinoy in lieu of his participation in the 2011 STI Plan. To earn 100% of his target annual incentive compensation, the Company was required to achieve a target sales level for total GAAP revenues generated from product sales in the U.S., Asia Pacific, Latin America and Canada regions. If the Company achieved less than 80% of this target, Mr. Quinoy would earn no incentive compensation. Achievement between 80% and 109% of the target level would result in his earning that percentage of his target incentive compensation level. Achievement of 110% or greater of the target sales level would result in his earning incentive compensation equal to his target bonus amount multiplied by the actual percentage achieved, plus an additional 10% of his target bonus amount. The Company achieved approximately 100% of the applicable target level, resulting in his actual bonus award of $150,135.

Long-Term Incentive Compensation

Our Compensation Committee believes that if our officers own shares of our stock in amounts that are significant to them, they will have an incentive to act to maximize long-term stockholder value instead of short-term gain. Further, we believe that stock-based awards, such as stock options and RSUs, are the primary motivator in attracting and retaining talented executives.

Our Compensation Committee has determined that our peer group companies are generally granting full value awards such as RSUs, and therefore RSUs need to be part of a competitive compensation package to attract and retain highly qualified executives. Each RSU represents a right to receive one share of our common stock following vesting, and vests based on continued service over a four-year period. When we do grant options to our executive officers, these options have an exercise price equal to the fair market value of our common stock on the date of grant, and generally vest based on continued service over a four-year period. As a result of this structure, options provide a return to the executive only if the executive remains employed by us, and then only if the market price of our common stock appreciates over the period in which the option vests.

Equity Grants in 2011. In February and April 2011, our Compensation Committee recommended and our Board approved the grants set forth below. Our Compensation Committee did not benchmark the equity awards for our named executive officers in 2011, but instead based its decisions on individual negotiations with our executives as well as internal pay equity, including the desire to have Messrs. Lussier, Quinoy and Sheehan receive awards having the same value. The Compensation Committee recommended a mixed grant of options and RSUs to Mr. Quinoy for retention purposes. In determining the number of shares to grant under each award to Mr. Quinoy, the Compensation Committee used our “equity value transfer” model. Under this model, a total value of an equity grant is split between RSUs and options, with the value of the RSUs equal to the number of RSUs multiplied by the closing price for our stock on the date of grant, and the value of the options equal to the Black Scholes value. Mr. Quinoy’s grant in 2011 was split between RSUs and stock options on an approximate 60/40 basis.

Executive Officer	Options	RSUs
R. Scott Huennekens	—	77,000
John T. Dahldorf	—	23,000
Michel E. Lussier	—	20,000
Jorge J. Quinoy	23,148	12,500
David M. Sheehan	—	20,000

In addition to the grant noted in the table above, our Board granted David Sheehan an additional 5,000 RSUs in May 2011 in recognition of his increased responsibilities and his outstanding performance.

Transition to Performance Awards for 2012. In early 2012, the Compensation Committee, together with our Section 162(m) Committee, reviewed our annual equity grant program with the goal of adding additional performance-based features. As a result of this review, the Section 162(m) Committee approved the grant of performance-based restricted stock units as 25% of the target equity mix for the CEO and other selected senior executives. These awards are subject to our 2012 Long Term Incentive Plan. The number of shares that may vest under these awards will depend on the degree to which the Company achieves key performance metrics during fiscal 2012, as well as continued service through annual vesting dates through the end of fiscal 2014.

Equity Compensation Policies

Our policy is to generally make annual, new-hire and promotion equity grants on pre-determined dates as follows:

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annual equity grants are generally recommended by the Compensation Committee and approved by the Board, or approved by the Compensation Committee or the Section 162(m) Committee, as applicable, on the first regularly scheduled meeting of the Compensation Committee and/or the Board or the Section 162(m) Committee during the first quarter of each year; and

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new hire and promotion grants are generally approved by our stock option committee, which is currently composed of our Chief Executive Officer and Chief Financial Officer and has been granted authority to grant stock options and other equity awards to non-executive employees of the Company, on the first business day of each fiscal quarter.

The exercise price of the options is not less than the closing price of our common stock on The Nasdaq Global Market on the grant date of the option. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price. We recognize that a release of information by the Company in close proximity to an equity grant may appear to be an effort to time the announcement to a grantee’s benefit (even if no such benefit was intended). Accordingly, it is our policy that our management makes a good faith effort to advise the Compensation Committee or the Section 162(m) Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.

Stock Ownership Guidelines

In May 2011, our Compensation Committee recommended that our Board adopt, and our Board adopted, stock ownership guidelines for our executive officers and directors. These guidelines are designed to better align our executive officers’ and directors’ interests with our stockholders’ interests by promoting share ownership. Our Compensation Committee, in consultation with DolmatConnell, determined that many of our peer group companies had adopted ownership guidelines, and that such guidelines help align the interests of our executives with those of our stockholders.

The ownership guidelines are based on a multiple of base salary or base retainer. Under the guidelines, our Chief Executive Officer is required to own shares of our common stock with a value equal to three times his annual base salary. Each of our other executive officers is required to own shares of our common stock with a value equal to one and one-half times such executive’s annual base salary. Each non-employee director is required to own shares of our common stock with a value equal to three times his or her annual base cash retainer for Board service (not including amounts received for service on Board committees). For purposes of these guidelines, “ownership” includes vested and unvested restricted shares of our common stock, shares of our common stock obtained upon exercise of stock options, shares of our common stock purchased under our 2007 Employee Stock Purchase Plan or any successor to the plan, and shares of our common stock purchased on the open-market. Directors and officers are required to meet these guidelines within five years of becoming subject to them. All of our named executive officers met our stock ownership guidelines as of December 31, 2011.

Agreements Providing for Change in Control and Severance Benefits

We have entered into employment agreements, offer letters or comparable agreements with each of our named executive officers. Under these agreements, the employment of each of our named executive officers is at will (to the greatest extent permitted by applicable law), meaning that either we or the officer may terminate their employment at any time. Messrs. Huennekens, Dahldorf, and Quinoy are eligible, under the terms of their respective employment agreements, to receive severance benefits upon the termination of their employment either by us without cause, by them for good reason, or due to their disability or death. The amounts and terms and conditions of these severance rights reflect the negotiations between Messrs. Huennekens, Dahldorf and Quinoy and the Company at the time these agreements were entered into and the benefits provided by our peer companies to similarly situated executives at the time they were negotiated. We believe that these existing arrangements are consistent with market practices and are critical to attracting and retaining high quality executives. We also believe the involuntary termination benefits allow our executive officers to focus on normal business operations rather than worrying about how business decisions that may be in the Company’s best interest will impact their own financial security. In addition, our stock plan provides accelerated vesting benefits upon a change in control to all of our employees.

In February 2011, we entered into an employment agreement with Mr. Lussier and concurrently therewith, Volcano Europe amended Mr. Lussier’s existing managing director agreement to better reflect the split of Mr. Lussier’s duties between his U.S. responsibilities and his European responsibilities, and to take into account applicable tax law in the United States and Belgium. The new employment agreement and amended managing director agreement reflect that Mr. Lussier devotes approximately 70% of his time and efforts to U.S. responsibilities and the remaining 30% to his European responsibilities. Under the terms of his managing director agreement with Volcano Europe, and in accordance with local market practice in Belgium, Mr. Lussier is entitled to severance payments in the amount of three months’ of his compensation under that agreement if that agreement is terminated by us with less than three months’ notice. He has no rights to severance under his agreement with Volcano Corporation.

Other Benefits and Perquisites

We provide the opportunity to participate in broad based retirement, health, life insurance and disability plans to our regular full time U.S. employees, including our named executive officers based in the U.S. These benefits are available to our executives on the same terms and conditions as employees. Our foreign-based employees receive benefits that are mandatory for their home countries, such as required contributions to social security funds. We do not sponsor any defined benefit pension plans or nonqualified deferred compensation plans for our employees.

We offer only limited perquisites to our executive officers. In considering potential perquisites, the Compensation Committee compares the cost to us to the value of providing these benefits. Under the terms of his managing director agreement, Mr. Lussier receives a monthly cash car allowance and a stipend to cover miscellaneous expenses. The cost of these benefits for 2011 was $33,255. These benefits are provided as a result of negotiations with Mr. Lussier and are customary for executives in Belgium. These limited perquisites helped the Company to recruit Mr. Lussier, and now help us retain his services, at a minimal cost.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) to $1.0 million per year per executive officer. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of certain compensatory stock options and other compensation based on performance criteria that are approved in advance by stockholders. We are mindful of the benefit to the Company and its stockholders of the full deductibility of compensation and are working toward structuring more of our target total compensation package for executive officers as performance-based compensation. For example, in fiscal 2012, our Section 162(m) Committee approved our 2012 Long Term Incentive Plan, granting performance-based RSUs as 25% of the target equity mix for the CEO and other selected senior executives. However, we believe that there may be times when we need to retain flexibility in compensating our executive officers in a manner that we believe will best promote our corporate objectives even though the compensation may not be fully deductible under Section 162(m). Therefore, we have not adopted a policy that requires that all compensation be deductible.

Accounting Considerations

The accounting impact of our equity compensation program is one of many factors that the Compensation Committee may consider in determining the size and structure of our program.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Risk Analysis of Our Compensation Program

Our Compensation Committee has reviewed our compensation plans and policies as generally applicable to our employees and believes that our plans and policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Board has considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing Company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels), our executive stock ownership requirements, and the nature of our key performance metrics.

Employment Agreements, Change in Control Arrangements, and Other NEO Compensatory Agreements. We have entered into formal employment agreements with each of Messrs. Huennekens, Dahldorf, Lussier, and Quinoy. Volcano Europe has also entered into a managing director agreement with Mr. Lussier. Mr. Sheehan does not have a written employment agreement with us. For all executives, employment is “at-will.”

The employment agreements for each of Messrs. Huennekens and Dahldorf set forth the executive’s annual base salary and target bonus opportunity as of the date of the agreement, and his right to severance upon termination of employment. In the event of his termination without cause or his resignation for good reason (such as a material change in his duties or responsibilities, a material reduction in his salary, a material adverse relocation of his primary work location, the failure of the Company to renew the term of the employment agreement, the material failure of the Company or any successor entity to perform its obligations under his employment agreement or his resignation for any reason during the 60 day period following the date that is six months after a change in control), he will receive severance payments in installments over two years in an amount equal to two times his then-current base salary, a pro-rated bonus for the year in which the termination occurs, two years of premiums for the cost of continuing health care coverage and two years of premiums for the cost of continuing non-health insurance premiums, subject to execution of a general mutual release. If this involuntary termination occurs immediately prior to or within 12 months following a change in control, these severance benefits will generally be paid in a lump sum. In the event that the executive’s employment is terminated due to his disability, he will receive severance payments in installments over one year in an amount equal to his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums, subject to execution of the general mutual release. In the event of the executive’s death while employed by us, his heirs will receive a lump sum severance payment in an amount equal to his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums, subject to execution of the general mutual release. In addition, we may be required to pay an additional “gross-up” amount to Messrs. Huennekens and Dahldorf to the extent payments or benefits that they are entitled to receive constitute excess parachute payments as defined in Section 280G of the Code.

Our wholly-owned subsidiary, Volcano Europe, entered into a managing director agreement in March 2006 with Mr. Lussier, appointing him Managing Director of Volcano Europe. In February 2011, we entered into an employment agreement with Mr. Lussier, appointing him as Group President, Advanced Imaging Systems, Clinical & Scientific Affairs, and Europe, Africa, and Middle East Operations, and as a result of that, Volcano Europe entered into an addendum to the managing director agreement. Under these two agreements, Mr. Lussier is eligible to earn a cash bonus in an amount equal to 0%-80% of his aggregate annual compensation from the Company and its affiliates with a target bonus percentage of 40%, based on his performance and achievement of corporate objectives and other terms and conditions as determined by the Board of Directors. In addition, Mr. Lussier is entitled to certain benefits that are mandatory or customary for executives in his home country of Belgium and the European Union. The managing director agreement, as amended in February 2011, provides that either Mr. Lussier or Volcano Europe can terminate the agreement with three months notice, or earlier with the payment of an early termination fee of up to three months’ of his salary from Volcano Europe.

Mr. Quinoy’s employment agreement provides in the event of his termination without cause, his resignation for good reason (such as a material change in his duties or responsibilities, a material reduction in his salary, a material adverse relocation of his primary work location, the material failure of the Company or any successor entity to perform its obligations under his employment agreement or his resignation for any reason during the sixty day period following the date which is six months after a change in control), or his termination due to disability, he will receive severance payments in an amount equal to his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums, subject to execution of a general mutual release. Absent a change of control or death, these payments are paid over time. If this involuntary termination occurs immediately prior to or within 12 months following a change in control, these severance benefits will generally be paid in a lump sum. Upon a termination due to death, and subject to the execution of a release, his heirs will receive one year of premiums for the cost of continuing health care coverage. In addition, we may be required to pay an additional “gross-up” amount to Mr. Quinoy to the extent payments or benefits that he is entitled to constitute excess parachute payments as defined in Section 280G of the Code.

Under our stock award agreements, including those agreements with each of our named executive officers, if a change in control occurs, and unless otherwise determined by the Board of Directors prior to or in connection with such transaction, immediately prior to the effective time of the change in control, all such outstanding stock awards will automatically accelerate and become fully vested (and any repurchase rights thereon will immediately lapse in full) and exercisable (as applicable). In addition, with respect to stock awards granted prior to the date of our 2009 annual stockholder meeting (the “2009 Meeting”), if, upon a change in control, Volcano is not the surviving corporation or survives only as a subsidiary of another corporation, each individual holding an outstanding stock award (a “Pre-2009 Award”) will have the right to elect, one of the following two methods of treating all of his or her Pre-2009 Awards: (1) all Pre-2009 Awards that are (x) options or SARs and that are not exercised prior to the closing of the change in control will be assumed by, or replaced with comparable options or stock appreciation rights by the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A, and (y) restricted stock awards and restricted stock units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each Pre-2009 Award will be surrendered in exchange for a payment by the Company, immediately prior to the effective date of the change in control, in cash or common stock (as elected by the individual), that is equal to the fair market value of the shares of common stock underlying such Pre-2009 Award, less any exercise or strike price therefore. To the extent the Board determines that it is commercially unreasonable ( e.g. due to cost or limitations under applicable laws) to provide for such an election with respect to one or more individuals, and such individual has not exercised his or her Pre-2009 Award prior to the effective time of the change in control, such individual will receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective date of the change in control as his or her sole entitlement under this paragraph.

Summary Compensation Table

The following table sets forth certain summary information for the year indicated with respect to the compensation of our principal executive officer, principal financial officer and certain of our other executive officers for the year ended December 31, 2011. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE FOR 2011, 2010 AND 2009

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
R. Scott Huennekens	2011	550,000		712,760	1,947,330	—	—	3,356	(7)	3,213,446
President and Chief Executive Officer	2010	500,000		636,000	953,500	788,810	—	66,776	(5),(18)	2,945,086
	2009	412,000		500,000	616,050	475,512	—	6,200	(6)	2,009,762

John T. Dahldorf	2011	318,270		269,000	581,670	—	—	41,371	(7),(14)	1,210,311
Chief Financial Officer	2010	309,000		200,000	273,464	198,449	—	8,175	(5),(8)	989,088
	2009	273,000		140,000	335,405	252,616	—	434,311	(6),(9)	1,435,332

Michel E. Lussier	2011	380,282	(17)	—	505,800	—	—	168,586	(15)	1,054,668
Group President, Clinical Affairs and EMEAI	2010	377,749	(10)	91,972	273,464	198,449	—	154,789	(11)	1,096,423
	2009	389,171	(12)	—	308,025	208,037	70,000	151,898	(13)	1,127,131

David Sheehan	2011	318,270		200,000	638,150	—	—	3,856	(7)	1,160,276
Chief Operating Officer	2010	309,000		185,400	273,464	592,854	—	3,675	(5)	969,988
	2009	255,661		115,000	205,350	104,018	—	3,675	(6)	683,704

Jorge J. Quinoy	2011	326,922		—	343,375	264,065	150,135	1,104	(7)	1,085,601
Executive Vice President, Global Sales	2010	306,000		—	190,700	157,762	154,923	15,075	(5),(16)	824,460
	2009	300,000		—	1,095,200	178,317	153,315	15,312	(6),(16)	1,742,144

(1)	The amounts for 2011, 2010, and 2009 represent cash bonuses that were awarded for services performed in the fiscal years ended December 31, 2011, 2010 and 2009, respectively. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.
(2)	Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the market price of our stock on the respective grant dates. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 29, 2012.
(3)	Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the Black-Scholes-Merton option-pricing model, or Black-Scholes, on the respective grant dates. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 29, 2012.
(4)	Represents cash award amounts for achievement of 2009 Objectives pursuant to the STI Plan with respect to Mr. Lussier and sales commissions earned in the fiscal years ended December 31, 2011, 2010 and 2009 pursuant to Mr. Quinoy’s sales commission plan and employment agreement.

(5)	Includes matching contributions made by the company of $3,675 to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens; Mr. Dahldorf, Mr. Sheehan and Mr. Quinoy.
(6)	Includes matching contributions made by the company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, $3,450; Mr. Dahldorf, $4,199; Mr. Sheehan, $3675; and Mr. Quinoy, $3,912.
(7)	Includes matching contributions made by the company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, $3,356; Mr. Dahldorf, $975; Mr. Sheehan, $3,856; and Mr. Quinoy, $1,104.
(8)	Includes a payment of $4,500 made to Mr. Dahldorf to reimburse him for temporary housing in connection to his relocation to San Diego in 2009 as discussed in (9) below.
(9)	Includes payments of $430,112 made to Mr. Dahldorf to reimburse him for costs related to relocating himself and his family to our headquarters in San Diego, California. Reimbursed costs include $375,516 for closing costs related to the sale of his previous home (including reimbursement of lost equity) and the purchase of his new home, $31,595 for moving costs and $23,001 for temporary housing during the moving process. The amount for reimbursement of closing costs was “grossed up” to include any tax liability Mr. Dahldorf might incur as a cost of this move.
(10)	Mr. Lussier’s salary reflects the conversion of his salary from euros based on the average exchange rate during 2010 which was approximately 1.328 U.S. dollars to one euro.
(11)	Represents payments made to Mr. Lussier, or on his behalf, for 2010: $4,008 for disability insurance; $86,220 for health insurance and retirement plan premiums and insurance tax; $23,019 for an auto allowance; $20,665 for a foreign travel stipend, $16,893 for life insurance; and $3,984 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2010 which was approximately 1.328 U.S. dollars to one euro.
(12)	Mr. Lussier’s salary reflects the conversion of his salary from euros based on the average exchange rate during 2009, which was approximately 1.395 U.S. dollars to one euro.
(13)	Represents payments made to Mr. Lussier, or on his behalf, for 2009, as follows: $3,956 for disability insurance, $88,647 for health insurance and retirement plan premiums and insurance tax, $26,787 for an auto allowance, $10,582 for a foreign travel stipend, $17,742 for life insurance and $4,184 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2009, which was approximately 1.395 U.S. dollars to one euro.
(14)	Includes $40,396 paid to Mr. Dahldorf in exchange for the reduction in his accrued paid time off balance.
(15)	Represents payments made to Mr. Lussier, or on his behalf, for 2011, as follows: $4,739 for disability insurance, $109,262 for health and life insurance and retirement plan premiums and insurance tax, $33,255 for an auto allowance, $17,147 for a foreign travel stipend, and $4,183 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2011, which was approximately 1.39 U.S. dollars to one euro.
(16)	Includes an auto allowance paid to Mr. Quinoy.
(17)	Part of Mr. Lussier’s salary was paid in Euro and reflects the conversion of his salary from euros based on the average exchange rate during 2011, which was approximately 1.39 U.S. dollars to one euro.
(18)	Represents $63,101 paid to Mr. Huennekens in exchange for the reduction in his accrued paid time off balance.

GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2011

The following table summarizes grants of plan-based awards made to our named executive officers in 2011.

GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Restricted Stock Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Option Awards ($)(2)(3)
		Target ($)		Maximum ($)
R. Scott Huennekens	4/14/2011				77,000	1,947,330	—	—	—
John T. Dahldorf	4/14/2011				23,000	581,670	—	—	—
Michel E. Lussier	4/14/2011	76,056		152,113	20,000	505,800	—	—	—
David Sheehan	4/14/2011 & 5/3/2011	65,384		130,769	25,000	638,150	—	—	—
Jorge J. Quinoy	2/15/2011	150,000	(5)	n/a	12,500	343,375	23,148	27.47	264,065

(1)	The dollar amounts in these columns represent the target and maximum amounts of each named executive officers’ annual cash bonus award for the year ended December 31, 2011 pursuant to the STI Plan. The actual cash bonus award earned for the year ended December 31, 2011 for each named executive officer is set forth in the Summary Compensation Table above. The STI Plan requires that we achieve at least 80% of the 2011 Objectives in order for any bonus award payouts to occur. Target amounts represent 20% of base salary for Messrs. Lussier and Sheehan. Maximum amounts represent 40% of the 2011 base salary for Messrs. Lussier and Sheehan. For a description of our STI Plan, see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Cash Bonuses.”
(2)	The restricted stock unit awards were granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vest as to 1/4th of the shares annually over four years commencing on the grant date. For more information on the terms of the restricted stock units granted to our named executive officers in fiscal 2011, please see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Restricted Stock Awards and Restricted Stock Unit Awards” below.
(3)	Represents the grant date fair value of each award determined in accordance with ASC 718. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on February 29, 2012.
(4)	These stock options were granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vest as to 1/48th of the shares subject to the stock option monthly over four years commencing on the grant date. For more information on the terms of the stock options granted to our named executive officers in fiscal 2011, please see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Stock Options” below.
(5)	Represents Mr. Quinoy’s target incentive compensation upon achievement of 100% of his performance objectives, and is pro-rated for other achievement levels, as provided under Mr. Quinoy’s employment agreement. The actual amount earned by Mr. Quinoy for the fiscal year ended December 31, 2011 was $150,135, and is in the form of sales commissions based on the total revenues generated by us from sales of IVUS and FM systems and disposable products in the U.S., Japan and Asia Pacific, Latin America and Canada sales regions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and Arrangements

As described above under “Employment Agreements, Change in Control Arrangements, and Other NEO Compensatory Agreements”, each of our current named executive officers, other than Mr. Sheehan, have entered into employment agreements of offer letters with us, and, in the case of Mr. Lussier, with Volcano Europe.

Annual Cash Incentive Awards

Annual cash incentive bonuses for Mr. Huennekens and Mr. Dahldorf are established as part of their respective individual employment agreements. For 2011, Messrs. Lussier and Sheehan were eligible to receive an annual cash incentive bonus pursuant to the STI Plan as determined by the Compensation Committee. Mr. Quinoy is eligible to receive sales commissions and is not eligible to receive cash incentives pursuant to the STI Plan. For more information regarding our annual cash incentive awards, please see the “Compensation Discussion and Analysis” above.

Equity Compensation Arrangements

We may grant stock options, RSUs and other stock-based awards to our named executive officers through the equity plans set forth below. The following is a brief description of certain of the terms of stock awards that may be granted under such plans.

2000 Long Term Incentive Plan

Our 2000 Long Term Incentive Plan, or the 2000 Plan, was adopted in October 2000. When our 2005 Equity Compensation Plan, or the 2005 Plan, was approved by our stockholders in October 2005, all shares then remaining available for issuance under the 2000 Plan became available for issuance under the 2005 Plan. Any shares issued upon the exercise of awards outstanding under the 2000 Plan reduce the number of shares available for issuance under the 2005 Plan and any shares returned to the 2000 Plan as a result of termination of options or the repurchase of shares thereunder become available for issuance under the 2005 Plan. The following is a brief description of certain of the permissible terms of options granted under the 2000 Plan:

Exercise Price and Term. The plan administrator determines the exercise price of options granted under the 2000 Plan, but with respect to all options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. With respect to an incentive stock option granted to any participant who owns 10% or more of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

Vesting. The plan administrator determines the vesting terms of options granted under the 2000 Plan, but shares subject to options under the 2000 Plan generally vest in a series of installments over an optionee’s period of service. Outstanding options granted to our executive officers under the 2000 Plan vest as to 1/4th of the shares of common stock subject to the stock option on the anniversary of the option grant date, and vest as to 1/48th of the shares subject to the stock option each month thereafter.

Corporate Transactions. In the event of a significant corporate transaction, each outstanding option shall be assumed or an equivalent option or right will be substituted by a successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option or right, the options will terminate upon the consummation of the transaction. Our form of optionee restriction agreement provides that our right of repurchase shall expire with respect to all of the shares acquired upon the consummation of a Company Sale (as defined in such agreement).

2005 Equity Compensation Plan

Our 2005 Equity Compensation Plan, or the “2005 Plan”, was adopted in October 2005 and was amended by our Board of Directors in April 2007, April 2009, February 2011 and March 2011 as approved by our stockholders in June 2007, July 2009 and May 2011. A maximum of 16,212,558 shares has been reserved for issuance under the 2005 Plan, as amended. During the year ended December 31, 2011, consistent with its practices for awarding stock options described in “Compensation Discussion and Analysis,” the Compensation Committee approved the grant of (i) options to purchase an aggregate of 23,148 shares of our common stock on February 15, 2011 to our named executive officers (the exercise price for these options is $27.47 per share, the closing price of our common stock on February 15, 2011) and (ii) an aggregate of 140,000 RSUs to our named executive officers on April 14, 2011 and (iii) an aggregate of 5,000 RSUs to our named executive officers on May 3, 2011, in each case under our 2005 Plan. The options referred to in clause (i) of the preceding sentence vest as to 1/48th of the shares subject to the stock options monthly over four years commencing on the grant date. The options expire on February 15, 2018, unless they are forfeited or expire earlier in accordance with their terms and the RSUs referred to in clauses (ii) and (iii) will vest, if at all, 25% each year on the anniversary of the grant date, subject to the respective officers’ continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date. The 2005 Plan allows the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units and stock appreciation rights.

Administration. Our Board of Directors or a duly authorized committee of the Board of Directors administers the 2005 Plan. The plan administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon the exercise of the award. With respect to options held by a person subject to Section 16 of the Exchange Act, the plan administrator may not amend existing awards to reduce their exercise price nor may the plan administrator institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price.

Stock Options. The plan administrator determines the exercise price of options granted under the 2005 Plan, but with respect to all options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed seven years. With respect to an incentive stock option granted to any participant who owns 10% or more of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

After termination of service, an employee, director or consultant, may exercise his or her option for the period of time as the plan administrator may determine. Generally, if termination is due to death or disability, the option will remain exercisable for one year. If termination is due to misconduct or breach of an employment agreement with us, the option will terminate on the date of such termination or breach. In all other cases, the option will generally remain exercisable for ninety days. However, an option generally may not be exercised following the expiration of its term.

Restricted Stock Awards and Restricted Stock Unit Awards. Restricted stock awards and RSUs may be granted under the 2005 Plan. Restricted stock awards and restricted stock units are awards covering shares of our common stock that vest in accordance with terms and conditions established by the plan administrator. The plan administrator will determine the number of shares subject to the award granted to any employee, director or consultant. The plan administrator may impose whatever vesting restrictions it determines to be appropriate, including over a period of service or upon the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2005 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The plan administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes in Control. In the event of Volcano’s change in control, the plan administrator will provide written notice to each recipient of an equity award under the 2005 Plan. Unless determined otherwise by the plan administrator, all outstanding options and stock appreciation rights will automatically accelerate and become fully exercisable and the restrictions on all restricted stock awards and restricted stock units will immediately lapse. In addition, with respect to stock awards granted prior to July 29, 2009, if, upon a change in control, Volcano is not the surviving corporation or survives only as a subsidiary of another corporation, each participant holding such an outstanding award will have the right to elect, within thirty (30) days after receiving notice of the pending transaction (or such longer period as needed under applicable law), one of the following two methods of treating all of his or her award: (1) all such awards that are (x) options or stock appreciation rights and that are not exercised prior to the closing of the transaction will be assumed by, or replaced with comparable options or stock appreciation rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A, and (y) restricted stock awards and restricted stock units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each such award will be surrendered in exchange for a payment, immediately prior to the effectiveness of the transaction, in cash or shares of stock (as elected by the participant), that is equal to the fair market value of the shares underlying such award, less any exercise or strike price. To the extent the board determines that it is commercially unreasonable (e.g., due to cost or limitations under applicable laws) to provide for such an election, the participant will instead receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective time of the transaction as his or her sole entitlement.

2007 Employee Stock Purchase Plan

Additional long-term equity incentives are provided through our 2007 Employee Stock Purchase Plan, or the ESPP, in which all regular U.S. employees, including executive officers, employed by us or by any of our affiliates may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. An aggregate of 1,100,000 shares have been reserved under the ESPP as of January 1, 2012. Such number of shares will increase on January 1 of each year from 2010 to 2017 by an amount equal to the lesser of (a) 1.5% of the total number of our shares outstanding on December 31st of the preceding calendar year, or (b) 600,000 shares, unless otherwise determined by our Board of Directors. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. In October 2011, our Board of Directors voted not to increase the reserved number of shares under the ESPP for 2012 pursuant to the automatic increase provision. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Board of Directors, common stock is purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Outstanding Equity Awards at 2011 Fiscal Year-End

The Compensation Committee approved awards under our 2000 Long Term Incentive Plan and our 2005 Equity Compensation Plan to certain of our named executive officers. Set forth below is information regarding stock options outstanding to our named executive officers as of December 31, 2011.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
R. Scott Huennekens	160,000	(3)	—	19.11	1/24/2014	—		—
	24,016	(4)	—	12.96	2/27/2015	—		—
	80,000	(5)	—	13.69	2/3/2016	—		—
	45,833	(6)	54,167	19.07	2/5/2017	—		—
	—		—	—	—	12,500	(7)	297,375
	—		—	—	—	22,500	(8)	535,275
	—		—	—	—	37,500	(9)	892,125
	—		—	—	—	77,000	(12)	1,831,830

John T. Dahldorf	70,000	(3)	—	19.11	1/24/2014	—		—
	37,500	(4)	—	12.96	2/27/2015	—		—
	42,500	(5)	—	13.69	2/3/2016	—		—
	11,530	(6)	13,628	19.07	2/5/2017
	—		—	—	—	4,687	(7)	111,504
	—		—	—	—	12,250	(8)	291,428
	—		—	—	—	10,755	(9)	255,861
	—		—	—	—	23,000	(12)	547,170

Michel E. Lussier	40,000	(3)	—	19.11	1/24/2014	—		—
	6,563	(4)	—	12.96	2/27/2015	—		—
	20,157	(5)	—	13.69	2/3/2016	—		—
	11,530	(6)	13,628	19.07	2/5/2017
	—		—	—	—	2,812	(7)	66,897
	—		—	—	—	11,250	(8)	267,638
	—		—	—	—	10,755	(9)	255,861
						20,000	(12)	475,800

David Sheehan	158,000	(11)	—	12.25	7/1/2015	—		—
	17,500	(5)	—	13.69	2/3/2016	—		—
	11,530	(6)	13,628	19.07	2/5/2017	—		—
	22,916	(6)	27,084	19.07	2/5/2017	—		—
	—		—	—	—	7,500	(8)	178,425
	—		—	—	—	10,755	(9)	255,861
	—		—	—	—	20,000	(12)	475,800
	—		—	—	—	5,000	(13)	118,950

Jorge J. Quinoy	60,909	(14)	—	0.33	7/24/2013	—		—
	947	(15)	—	1.65	1/18/2015	—		—
	27,272	(2)	—	6.49	7/13/2015	—		—
	45,000	(3)	—	19.11	1/24/2014	—		—
	33,750	(4)	—	12.96	2/27/2015	—		—
	30,000	(5)	—	13.69	2/3/2016	—		—
	9,166	(6)	10,834	19.07	2/5/2017
	4,822	(10)	18,326	27.47	2/15/2018
	—		—	—	—	4,218	(7)	100,346
	—		—	—	—	40,000	(8)	951,600
	—		—	—	—	7,500	(9)	178,425
	—		—	—	—	12,500	(16)	297,375

(1)	Stock options granted prior to 2010 may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of the Company that expire over the vesting periods indicated in the footnotes below. Accordingly, all stock options granted to the named executive officers prior to 2010 that were outstanding as of December 31, 2011 were exercisable in full and are included in the table above.
(2)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on August 13, 2005.
(3)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on February 25, 2007.
(4)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on March 27, 2008.
(5)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 3, 2009.
(6)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 5, 2010.
(7)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 27, 2009.
(8)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 3, 2010.
(9)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 5, 2011.
(10)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on March 15, 2011.
(11)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on July 1, 2009, and vests as to 1/48 of the shares subject to the stock option each month thereafter.
(12)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on April 14, 1012.
(13)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on May 3, 2012.
(14)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on July 19, 2004, and vested as to 1/48th of the shares subject to the stock option each month thereafter.
(15)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on February 18, 2005.
(16)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 15, 2012.

Option Exercises and Stock Vested During 2011

Set forth below is information regarding stock option exercises and stock vested for each of our named executive officers during the year ended December 31, 2011.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. Scott Huennekens	209,789	4,011,218	36,250	954,488
John T. Dahldorf	49,797	988,218	14,397	379,638
Michel E. Lussier	139,960	3,215,695	12,022	317,396
David Sheehan	17,000	260,628	7,335	194,109
Jorge J. Quinoy	—	—	26,719	708,091

Other Compensatory Arrangements

For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis” above.

Potential Payments Upon Termination or Change in Control

See “Employment Agreements, Change in Control Arrangements, and Other Agreements” above for a description of the compensation and benefits payable to each of our named executive officers in certain termination situations. The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below. The tables below do not include amounts in which the named executive officer had already vested as of December 31, 2011. Such vested amounts would include vested stock options and accrued wages and vacation. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the named executive officer’s employment with us.

R. Scott Huennekens

The following table describes the potential payments and benefits for Mr. Huennekens upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2011, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$1,100,000	$1,100,000		$—		$550,000	$550,000
Pro-Rated Bonus	712,760	712,760		—		712,760	712,760
Stock Option Vesting Acceleration(2)	—	536,470	(3)	536,470	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)				3,556,605	(4)
280G Tax Gross Up	—	—		—		—	—
Insurance Payments and COBRA Premiums(5)	64,443	64,443		—		32,221	32,221

Total	$1,877,203	$2,413,672		$4,093,075		$1,294,981	$1,294,981

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Huennekens’ then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.
(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(3)	The value of vesting acceleration is based on the $23.79 closing price of our common stock on December 31, 2011, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(4)	The value of vesting acceleration is based on the $23.79 closing price of our common stock on December 31, 2011, with respect to unvested restricted stock units.

(5)	The portion comprised of non-health insurance premiums represents the expected average monthly cost of non-voluntary, non-health insurance benefits to Mr. Huennekens, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

John T. Dahldorf

The following table describes the potential payments and benefits for Mr. Dahldorf upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2011, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$636,540	$636,540		$—		$318,270	$318,270
Pro-Rated Bonus	269,000	269,000		—		269,000	269,000
Stock Option Vesting Acceleration(2)	—	206,451	(3)	206,451	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)				1,205,963	(4)
280G Tax Gross Up	—	—		—		—	—
Insurance Payments and COBRA Premiums(5)	75,219	75,219		—		37,609	37,609

Total	$980,759	$1,187,210		$1,412,414		$624,879	$624,879

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Dahldorf’s then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.
(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(3)	The value of vesting acceleration is based on the $23.79 closing price of our common stock on December 31, 2011, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(4)	The value of vesting acceleration is based on the $23.79 closing price of our common stock on December 31, 2011, with respect to unvested restricted stock units.
(5)	The portion comprised of non-health insurance premiums represents the expected average monthly cost of non-voluntary, non-health insurance benefits to Mr. Dahldorf, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

Michel E. Lussier

The following table describes the potential payments and benefits for Mr. Lussier upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2011, the last day of our last fiscal year:

Compensation and Benefits	Termination by Volcano Europe Without Three- Month Notice Period(1)	Termination In Connection With Non- Competition Undertaking(2)	Vesting Acceleration Upon Change in Control Not Dependent on Termination
Lump Sum Payment(3)	$95,071	$190,141	$—
Stock Option Vesting Acceleration(4)	—	—	177,594	(5)
Restricted Stock Units Vesting Acceleration(4)			1,066,196	(6)

Total	$95,071	$190,141	$1,243,790

(1)	The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2011 by Volcano Europe, without a three-month notice period or any portion thereof. In the event that Volcano Europe provides Mr. Lussier with notice of termination for a portion of three-months, the amount payable will be pro-rated for such partial notice period.
(2)	The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2011 and that Volcano Europe does not release Mr. Lussier from the non-competition undertaking set forth in such agreement in connection with such termination.
(3)	Amounts in this row would be paid in euros and are reflected in dollars based on the exchange rate on December 31, 2011, which was approximately 1.39 U.S. dollars to one Euro.
(4)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(5)	The value of vesting acceleration is based on the $23.79 closing price of our common stock on December 31, 2011, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(6)	The value of vesting acceleration is based on the $23.79 closing price of our common stock on December 31, 2011, with respect to unvested restricted stock units.

David Sheehan

The following table describes the potential payments and benefits for Mr. Sheehan upon a change in control as if such change in control had occurred as of December 31, 2011, the last day of our last fiscal year:

Compensation and Benefits	Vesting Acceleration Upon Change in Control Not Dependent on Termination
Stock Option Vesting Acceleration(1)	$538,233
Restricted Stock Units Vesting Acceleration(2)	1,029,036

Total	$1,562,269

(1)	The value of vesting acceleration is based on the $23.79 closing price of our common stock on December 31, 2011, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(2)	The value of vesting acceleration is based on the $23.79 closing price of our common stock on December 31, 2011, with respect to unvested restricted stock units.

Jorge J. Quinoy

The following table describes the potential payments and benefits for Mr. Quinoy upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2011, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$326,922	$326,922		$—		$326,922	$326,922
Pro-Rated Bonus	150,135	150,135		—		150,135	150,135
Stock Option Vesting Acceleration(2)	—	154,749	(3)	154,749	(3)	—	—
Restricted Stock Units Vesting Acceleration(4)				1,527,746
280 G Tax Gross Up	—	—		—		—	—
Insurance Payments and COBRA Premiums(5)	32,607	32,607		—		32,607	32,607

Total	$509,664	$664,413		$1,682,496		$509,664	$509,664

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to Mr. Quinoy’s then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be payable over time.
(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(3)	The value of vesting acceleration is based on the $23.79 closing price of our common stock on December 31, 2011, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(4)	The value of vesting acceleration is based on the $23.79 closing price of our common stock on December 31, 2011, with respect to unvested restricted stock units.
(5)	The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Quinoy paid in 2011, multiplied by twelve months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

COMPENSATION OF DIRECTORS

In May 2011, our Board of Directors amended our Director Compensation Policy. Under the amended policy, upon their election to our Board of Directors, non-employee directors would be granted pursuant to the terms of the 2005 Plan: (i) an initial option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to $87,500; and (ii) a restricted stock unit covering the number of shares of common stock having a fair market value, determined as of the grant date, equal to $87,500. In addition, if a non-employee director is elected or appointed to the Board of Directors for the first time on a date other than the date of an annual meeting of stockholders, such director would be granted an additional (i) option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to the product of (a) $62,500 and (b) the fraction, the numerator of which is (1) twelve less (2) the number of whole months that have elapsed from the date of the last annual meeting of stockholders until the date of such election or appointment, and the denominator of which is twelve (the “Applicable Fraction”); and (ii) restricted stock unit to purchase common stock covering the number of shares having a fair market value, determined as of the grant date, equal to the product of (i) 62,500 and (ii) the Applicable Fraction. The Director Compensation Policy also provides that on the date of each annual meeting of stockholders, each non-employee director would be granted pursuant to the terms of the 2005 Plan: (i) an option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to $62,500; and (ii) a restricted stock unit covering the number of shares of our common stock having a fair market value, determined as of the date of grant, equal to $62,500 (each an “Annual RSU Award”).

Our Board of Directors has approved the addition of a deferral option to be available to all non-employee directors in connection with their Annual RSU Award for 2012. This option allows such directors to elect to defer receipt of all of the shares that may vest under the Annual RSU Award until the earliest to occur of the following events: (1) January 1 of a calendar year to be designated by the director at the time of election (for 2012 awards, such calendar year must have been no earlier than 2014); (2) the fourth business day after the director’s “Separation from Service” as a director (as defined under Treasury Regulation Section 1.409A-1(h)) for any reason, including by reason of death, disability or retirement; provided that, if the director is a “Specified Employee” (as defined under Treasury Regulation Section 1.409A-1(i)) as of the date of the director’s Separation from Service, then the vested shares will be issued on the fourth business day after the earlier of (i) the date of the director’s death and (ii) the date that is six months after the director’s Separation from Service; and (3) a Change in Control (as defined in the 2005 Amended Plan) of the Company that constitutes a “change in the ownership or effective control of the corporation”, or a “change in the ownership of a substantial portion of the assets of the corporation”, under Treasury Regulation Section 1.409A-3(i)(5). Any amounts deferred by a director are credited to a bookkeeping account.

During the year ended December 31, 2011, each of our non-employee directors who was on the Board of Directors immediately following the 2011 annual meeting of stockholders was paid $50,000 and was reimbursed for reasonable out-of-pocket travel expenses incurred in connection with in-person attendance at and participation in Board of Directors meetings. The chairperson of the Audit Committee received an annual retainer fee of $25,000, the chairperson of the Compensation Committee received an annual retainer fee of $20,000, and the chairperson of the Corporate Governance and Compliance Committee received an annual retainer fee of $10,000 for serving on their respective committees. Members, other than the chairpersons, of the Audit Committee, Compensation Committee and Corporate Governance and Compliance Committee received annual retainer fees of $15,000, $10,000 and $7,000, respectively, for serving on such committees. Mr. Matricaria received an additional $30,000 for the year beginning January 1, 2011 for his service as chairman of the Board. The two non-employee directors that were appointed to the Board of Directors and committees effective as of October 2011 received pro rata portions of these amounts.

Set forth below is the compensation paid to each of our non-employee directors during the year ended December 31, 2011. Mr. Huennekens, our President and Chief Executive Officer, did not receive any additional compensation for serving on our Board of Directors or its committees during the year ended December 31, 2011.

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Restricted Stock Units ($)(1)(3)		Total ($)
Michael J. Coyle	58,167	44,980	44,997	(4)	148,144
Connie R. Curran, RN, Ed.D.(5)	16,667	—	—		16,667
Kieran T. Gallahue	51,333	44,980	44,997		141,310
Lesley H. Howe	67,333	44,980	44,997	(4)	157,310
Alexis V. Lukianov	54,000	44,980	44,997	(4)	143,977
Ronald A. Matricaria	125,000	74,963	74,995	(4)	274,958
Leslie Norwalk	10,573	123,963	123,950		258,486
John Onopchenko	65,333	44,980	44,997		155,310
Roy T. Tanaka	62,667	44,980	44,997	(4)	152,644
Eric Topol	11,129	123,963	123,950		259,042

(1)	Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes values of Option Awards on the respective grant dates. Assumptions used in computing the aggregate grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on February 29, 2012.
(2)	The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2011 was as follows: Mr. Coyle, options to purchase 43,191 shares; Dr. Curran, options to purchase 0 shares; Mr. Gallahue, options to purchase 57,191 shares; Mr. Howe, options to purchase 56,039 shares; Mr. Lukianov, options to purchase 54,524 shares; Mr. Matricaria, options to purchase 62,898 shares; Ms. Norwalk, options to purchase 12,872 shares; Mr. Onopchenko, options to purchase 37,858 shares; Mr. Tanaka options to purchase 43,191 shares; and Dr. Topol, options to purchase 12,872 shares.
(3)	The aggregate number of shares subject to outstanding restricted stock units held by each of the directors listed in the table above as of December 31, 2011 was as follows: Mr. Coyle, 3,834 restricted stock units; Dr. Curran, 0 restricted stock units; Mr. Gallahue 1,698 restricted stock units; Mr. Howe, 3,834 restricted stock units; Mr. Lukianov 3,834 restricted stock units; Mr. Matricaria, 4,966 restricted stock units; Ms. Norwalk 4,958 restricted stock units; Mr. Onopchenko, 3,834 restricted stock units; Mr. Tanaka, 3,834 restricted stock units; Mr. Topol, 4,958 restricted stock units.
(4)	Each of Messrs Coyle, Howe, Lukianov, Matricaria, and Tanaka elected to defer distribution of all of the shares subject to the RSUs granted to each such director in 2011. As of the date of grant, the Company credited to a bookkeeping account maintained by the Company for each of such director’s benefit the number of RSUs subject to such grant.
(5)	Dr. Curran resigned from the Board of Directors effective May 2, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of our Audit Committee, the Audit Committee, or another independent body of our Board of Directors, is charged with reviewing and approving related party transactions as required by applicable laws and regulations.

Pursuant to our Code of Business Conduct and Ethics, all of our directors, officers, employees and consultants are required to report to the Corporate Compliance Officer under the Code of Business Conduct and Ethics any existing or potential violation of the Code of Business Conduct and Ethics, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee, or an independent body of our Board of Directors, will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee and the Board of Directors. The Audit Committee, or an independent body of our Board of Directors, will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company as the Audit Committee or such independent body of our Board of Directors determines in the good faith exercise of their discretion.

Transactions with Related Persons

For the periods presented, there were no, nor are there any currently proposed, transactions or series of similar transactions to which we were a party or are a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Executive Employment Agreements

We have entered into employment agreements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see “Executive Compensation—Employment Agreements, Change in Control Arrangements, and Other Agreements.”

Director and Officer Indemnification

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of our directors. Our Bylaws provide that we must indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law for judgments, penalties, fines, settlement amounts and expenses arising out of any event or occurrence by reason of the fact that such indemnitee is or was a director, officer, employee or agent, respectively, of the Company. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that the amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintains directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Volcano stockholders will be “householding” our proxy materials. A single set of annual meeting materials or Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials or Notice of Internet Availability of Proxy Materials in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130 or (3) contact our Investor Relations department at (800) 228-4728. Stockholders who currently receive multiple sets of annual meeting materials or Notices of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the set of annual meeting materials or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2012 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Darin M. Lippoldt

Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary

Dated: April 13, 2012

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. The Annual Report on Form 10-K is also available at our website at http://www.volcanocorp.com.

0                    ¢

VOLCANO CORPORATION

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Scott Huennekens and John T. Dahldorf as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Volcano Corporation held of record by the undersigned as of the close of business on April 5, 2012, at the 2012 Annual Meeting of Stockholders to be held at Volcano Corporation headquarter, at 3661 Valley Centre Dr., Suite 200, San Diego, CA 92130, on May 23, 2012, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

VOLCANO CORPORATION

May 23, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 23, 2012

The Notice and Proxy Statement, Annual Report on Form 10-K and Stockholder Letter

are available at http://ir.volcanocorp.com/annual-proxy.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

¢	20330303030000000000 1	052312

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES

AND “FOR” PROPOSAL 2, PROPOSAL 3, PROPOSAL 4 AND PROPOSAL 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of the three directors nominated by the Board of Directors to hold office until the 2015 Annual Meeting of Stockholders:					FOR	AGAINST	ABSTAIN
				2.	To ratify, on an advisory (nonbinding) basis, the appointment of Eric J. Topol, M.D. to our Board of Directors to fill a vacancy in Class I, to hold office until the 2013 annual meeting of stockholders.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES:
¡ R. Scott Huennekens
¡ Lesley H. Howe
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Ronald A. Matricaria		3.	To ratify, on an advisory (nonbinding) basis, the appointment of Leslie V. Norwalk. to our Board of Directors to fill a vacancy in Class II, to hold office until the 2014 annual meeting of stockholders.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)			4.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Volcano Corporation for the fiscal year ending December 31, 2012	☐	☐	☐
5.

To approve to following resolution:

RESOLVED, that Volcano’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Volcano’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables.

						☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of Volcano Corporation. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of all of the nominees and “FOR” Proposal 2, Proposal 3, Proposal 4 and Proposal 5.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢